Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF

AUGUST 10, 2012

BY AND BETWEEN

CMS BANCORP, INC.

AND

CUSTOMERS BANCORP, INC.

- i -

- ii -

Section 9.10. Specific Performance; Jurisdiction	65

Section 9.11. Assignment	65

Section 9.12. Time of Essence	65

Section 9.13. Counterparts	65

- iii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2012 (this “Agreement”), is by and between CMS Bancorp, Inc. (“CMS”), a Delaware corporation, and Customers Bancorp, Inc. (“Customers”), a Pennsylvania corporation.

RECITALS

A. The Merger. The parties intend to effect a business combination through the merger of CMS with and into Customers (the “Parent Merger”), with Customers continuing as the surviving entity.

B. Board Determination. The respective boards of directors of CMS and Customers have each determined that the Parent Merger, and the other transactions contemplated hereby are in the best interests of their respective shareholders, and, therefore, have approved the Parent Merger, this Agreement and the plan of merger contained in this Agreement.

C. Voting Agreements. As a condition to the willingness of Customers to enter into this Agreement, each of the directors and executive officers of CMS has entered into a Voting and Lock-Up Agreement, substantially in the form of Exhibit “C” hereto, dated as of the date hereof, with Customers (the “CMS Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of CMS Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the CMS Voting Agreements.

D. Intended Tax Treatment. The parties intend the Parent Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 6.06(g)(i).

“Affiliate Agreements” has the meaning set forth in Section 5.02(k)(i)(M).

“Agreement” has the meaning set forth in the preamble hereof, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Pennsylvania are permitted or required to be closed.

“Certificates” has the meaning set forth in Section 3.01(a)(ii).

“Change in Recommendation” has the meaning set forth in Section 6.06(c).

“Claim” has the meaning set forth in Section 6.12(f).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“CMS” has the meaning set forth in the preamble to this Agreement.

“CMS Articles” means the Certificate of Incorporation of CMS, as amended.

“CMS Bank” means CMS Bank, a state-chartered bank organized under the Laws of the State of New York and a wholly-owned subsidiary of CMS.

“CMS Board” means the Board of Directors of CMS.

“CMS Bylaws” means the Bylaws of CMS, as amended.

“CMS Common Stock” means the common stock of CMS, par value $0.01 per share.

“CMS Disclosure Schedule” means the Disclosure Schedule of CMS to this Agreement.

“CMS Meeting” has the meaning set forth in Section 6.02.

“CMS Off Balance Sheet Transaction” has the meaning set forth in Section 5.02(u).

“CMS Plans” has the meaning set forth in Section 5.02(m)(i).

“CMS Recommendation” has the meaning set forth in Section 6.02.

“CMS Restricted Shares” has the meaning set forth in Section 3.06.

“CMS SEC Documents” has the meaning set forth in Section 5.02(g)(i).

“CMS Stock Option” has the meaning set forth in Section 3.05.

“CMS Stockholder Approval” has the meaning set forth in Section 5.02(e).

“CMS Valuation” means: (i) 95% of CMS’ common stockholders’ equity (as determined according to GAAP, but excluding any merger-related charges or accruals, including without limitation, those incurred pursuant to Section 6.21 hereof) as of the most recent calendar month-end prior to the Effective Time (unless the Effective Time takes place on or after April 30, 2013, in which case, the date to be used shall be March 31, 2013), divided by (ii) the number of shares of CMS Common Stock outstanding at the Effective Time.

“COBRA Coverage” has the meaning set forth in Section 5.02(m)(xii).

“Code” has the meaning set forth in Recital C.

“Continuing Employees” has the meaning set forth in Section 6.12(a).

“Covered Parties” has the meaning set forth in Section 6.12(g).

“CRA” has the meaning set forth in Section 5.02(j)(i).

“Customers” has the meaning set forth in the preamble to this Agreement.

“Customers Articles” means the Amended and Restated Articles of Incorporation of Customers, as amended.

“Customers Bank” means Customers Bank, a bank organized under the Laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Customers.

“Customers Board” means the Board of Directors of Customers.

“Customers Bylaws” means the Amended and Restated Bylaws of Customers.

“Customers Common Stock” means the voting common stock, par value $1.00 per share, of Customers.

“Customers Disclosure Schedule” means the Disclosure Schedule of Customers to this Agreement.

“Customers Plan” has the meaning set forth in Section 5.03(l).

“Customers SEC Documents” has the meaning set forth in Section 5.03(g)(i).

“Customers Valuation” means (i) 125% of Customers’ modified common stockholders’ equity (as determined according to GAAP) as of the most recent calendar month-end prior to the Effective Time (unless the Effective Time takes place on or after April 30, 2013, in which case, the date to be used shall be March 31, 2013), divided by (ii) the number of shares of Customers Common Stock outstanding at June 30, 2012. As used in this definition, “modified common stockholders’ equity” shall mean Customers’ June 30, 2012 common stockholders’ equity, plus retained earnings generated from operations from July 1, 2012 through the most recent calendar month-end prior to the Effective Time (unless the Effective Time takes place on or after April 30, 2013, in which case, the date to be used shall be March 31, 2013). For the avoidance of doubt, it is understood and agreed that any bargain purchase gain recognized by Customers as a result of any acquisition transaction shall not be included in retained earnings generated from operations for purposes of the above calculation.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the time on the Effective Date as provided for in Section 2.03.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety Laws, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 5.02(m)(viii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means, subject to the provisions of Section 3.04, the quotient, rounded to the nearest one ten thousandth, of (i) the CMS Valuation, divided by (ii) the Customers Valuation.

“Fannie Mae” has the meaning set forth in Section 5.02(cc).

“FDIA” has the meaning set forth in Section 5.02(c)(iv).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” has the meaning set forth in Section 5.02(cc).

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material under Environmental Laws as now in effect.

“HOLA” means the Home Owners’ Loan Act, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” has the meaning set forth in Section 6.12(f).

“Information” has the meaning set forth in Section 6.20.

“Insurance Amount” has the meaning set forth in Section 6.13(h).

“IRS” means the Internal Revenue Service.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Customers, by the executive officers and directors of Customers or Customers Bank and (ii) with respect to CMS, by the executive officers and directors of CMS and CMS Bank.

“Law” or “Laws” means all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Customers or CMS, any effect that (A) is material and adverse to the financial position, results of operations or business of Customers and its Subsidiaries taken as a whole, or CMS and its Subsidiaries taken as a whole, respectively, or (B) would materially impair the ability of either Customers or CMS to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, including the inability of Customers to achieve any required regulatory approval from a Government Authority, as provided under Section 8.02(b); provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking Laws, or of other Laws, in each case of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, political or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the entry into or announcement of this Agreement, including any related litigation, and compliance with the terms of this Agreement on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or natural disasters, or (vii) a decline in a party’s common stock price or failure to meet any internal or analyst projections (it being agreed that these exceptions do not cover the underlying reason for such stock price decline or failure to meet projections, except to the extent that such reason is within the scope of other exceptions within this definition).

“Material Contracts” has the meaning set forth in Section 5.02(k)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as described in Section 2.01 and Section 2.02, respectively.

“Merger Consideration” has the meaning set forth in Section 3.01(a)(i).

“Merger Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offering of Customers Common Stock to the holders of CMS Common Stock in connection with the Parent Merger.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Nonperforming Asset” with respect to CMS Bank means an asset (other than property originally acquired for future expansion but no longer intended to be used for that purpose) required to be reported, as of any date of reference, in Item 3 of Schedule RC-M to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not CMS Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Assets” shall mean them collectively.

“Nonperforming Loan” with respect to CMS Bank means an asset required to be reported, as of any date of reference, in Column B or Column C of Items 1 through 9 of Schedule RC-N to FFIEC Form 041 (Consolidated Report of Condition and Income), as in force on the date of this Agreement, whether or not CMS Bank is required to report such items or is required to report as required in the instructions to such form, and “Nonperforming Loans” shall mean them collectively.

“NYDFS” means the New York Department of Financial Services.

“PADOB” means the Pennsylvania Department of Banking.

“Parent Merger” has the meaning set forth in Recital A.

“Patriot Act” means the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the rules and regulations promulgated thereunder.

“PBCL” means the Pennsylvania Business Corporation Law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.02(m)(vi).

“Person” has the meaning set forth in Section 5.02(k)(i)(D).

“Previously Disclosed” by a party shall mean information set forth in its respective Disclosure Schedule. Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to such other Section if (i) such information is explicitly discussed in that Section of the Disclosure Schedule, (ii) such other Section shall be cross-referenced in another Section of the Disclosure Schedule, or (iii) a particular fact’s or item’s relevance is reasonably apparent on the face of such disclosure.

“Proxy Statement-Prospectus” has the meaning set forth in Section 6.03(a).

“RAP Cycle” has the meaning set forth in Section 5.02(m)(viii).

“Regulatory Authority” shall mean any Governmental Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the NYDFS, the FRB, the FDIC, the OCC, the PADOB, the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 6.06(a)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Proposal” has the meaning set forth in Section 6.06(g)(ii).

“Takeover Laws” has the meaning set forth in Section 5.02(o).

“Takeover Provisions” has the meaning set forth in Section 5.02(o).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges of any kind whatsoever, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government, Governmental Authority or taxing authority, whether or not directly or by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another Person, or otherwise or as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify another Person for Taxes, and including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, occupancy, lease, premium, recapture, parking, occupation, customs, duties, fees, ad valorem, property (whether real, personal, intangible or other), environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, forms, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any Laws relating to any Taxes.

“Termination Date” has the meaning set forth in Section 8.01(c).

“Termination Fee” has the meaning set forth in Section 8.02(a)(ii).

“Treasury” means the U.S. Department of the Treasury.

ARTICLE II

THE MERGER

Section 2.01. The Parent Merger. At the Effective Time, (i) CMS shall be merged with and into Customers, and (ii) the separate corporate existence of CMS shall cease and Customers shall survive and continue to exist as a Pennsylvania corporation. The Customers Articles, in the form attached hereto as Exhibit A, shall be the Articles of Incorporation of the surviving corporation, and the Customers Bylaws, in the form attached hereto as Exhibit B, shall be the Bylaws of the surviving corporation.

Section 2.02. The Subsidiary Merger. As soon as practicable after the execution and delivery of this Agreement, CMS shall cause CMS Bank and Customers shall cause Customers Bank to enter into an agreement (the “Agreement to Merge”), pursuant to which CMS Bank will merge with and into Customers Bank (the “Subsidiary Merger”). The Agreement to Merge shall provide that the closing of the Subsidiary Merger shall take place immediately after the Closing and that the Subsidiary Merger shall become effective immediately after the Effective Time. Upon consummation of the Subsidiary Merger, the separate corporate existence of CMS Bank shall cease and Customers Bank shall survive and continue to exist as a bank organized under the Laws of the Commonwealth of Pennsylvania.

Section 2.03. Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Parent Merger shall become effective upon the occurrence of the filing by Customers of the articles of merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL, and the filing by CMS of the articles of merger with the Delaware Secretary of State, or such later date and time as may be set forth in such filings (the time the Parent Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.04. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Parent Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m., Eastern Time, on (i) the date designated by Customers that is within fifteen (15) days following the satisfaction or waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at the Closing (subject to such conditions being satisfied at the Closing, the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the Termination Date, as may be extended pursuant to Section 8.01(c), or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing (the “Closing Date”).

Section 2.05. Possible Alternate Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Customers shall be entitled to revise the structure of the Parent Merger or the Subsidiary Merger, including without limitation, by merging CMS into a wholly-owned Subsidiary of Customers; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to CMS shareholders as a result of the modification; (c) the consideration to be paid to the holders of CMS Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Parent Merger and the Subsidiary Merger, or otherwise delay or jeopardize the satisfaction of any condition to Closing or otherwise adversely affect CMS or the holders of CMS Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01. Effect on Capital Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

(a) CMS Common Stock.

(i) Each share of CMS Common Stock (excluding CMS Restricted Shares, which shall be governed by Section 3.06 below) issued and outstanding immediately prior to the Effective Time, other than shares of CMS Common Stock to be cancelled and retired pursuant to Section 3.01(b), shall be converted into the right to receive such number of shares of Customers Common Stock as shall equal the Exchange Ratio (the “Stock Consideration”). The aggregate Stock Consideration, together with any cash to be paid for fractional shares, is sometimes referred to herein as the “Merger Consideration.”

(ii) As of the Effective Time, all such shares of CMS Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented any such share(s) of CMS Common Stock shall cease to have any rights with respect thereto, other than to receive the consideration provided under this ARTICLE III.

(b) Cancellation of Treasury Stock and Customers-Owned CMS Common Stock. Each share of CMS Common Stock that is owned immediately prior to the Effective Time by Customers, CMS, or by any of their respective wholly-owned Subsidiaries, other than shares owned in a fiduciary capacity or as a result of debts previously contracted, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be issued in exchange therefor.

(c) Outstanding Customers Capital Stock. Each share of Customers Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

Section 3.02. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Customers Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger. In lieu of the issuance of any such fractional share, Customers will pay to each former holder of CMS Common Stock who would otherwise be entitled to a fractional share of Customers Common Stock, an amount, in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which the holder would have otherwise been entitled, and (ii) the Customers Valuation.

Section 3.03. Exchange Procedures.

(a) Exchange of Shares. Customers, or its exchange agent, shall mail to each holder of record of one or more shares of CMS Common Stock as of immediately prior to the Effective Time instructions for effecting the surrender of such Certificates in exchange for the Stock Consideration. Upon surrender of a Certificate and such other documents as may reasonably be required by Customers or its exchange agent, each holder of shares of CMS Common Stock that have been converted into a right to receive the Stock Consideration will be entitled to receive in exchange therefor shares of Customers Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested and which shall represent, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01(a)(i) (after taking into account all shares of CMS Common Stock then held by such holder).

(b) No Further Ownership Rights in CMS Common Stock. All shares of Customers Common Stock issued shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of CMS Common Stock previously represented by such Certificates.

(c) Further Assurances. After the Effective Time, the officers and directors of Customers will be authorized to execute and deliver, in the name and on behalf of CMS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CMS, any other actions and things to vest, perfect or confirm of record or otherwise in Customers any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Customers as a result of, or in connection with, the Merger.

Section 3.04. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, CMS or Customers undergoes a stock split, stock dividend, extraordinary dividend, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to provide the CMS stockholders with the same economic effect as contemplated by this Agreement prior to such event, provided that any issuance of shares in connection with a merger or acquisition or a capital raise shall not be considered for purposes of this section.

Section 3.05. Options. At the Effective Time, whether or not then exercisable, each outstanding option to purchase shares of CMS Common Stock (each, a “CMS Stock Option”) shall be assumed by Customers. Each CMS Stock Option assumed by Customers will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except for administrative changes and changes to which the holder consents, and provided that (i) the number of shares of Customers Common Stock to be subject to such CMS Stock Option shall be equal to the product of the number of shares of CMS Common Stock subject to the CMS Stock Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Customers Common Stock resulting from such multiplication shall be rounded down to the nearest whole share and (ii) the exercise price per share of Customers Common Stock shall be equal to the exercise price per share of CMS Common Stock under the original CMS Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent. The assumption and conversion of CMS Stock Options under this Section 3.05 shall be implemented in accordance with Code Section 424(a) so as not to constitute a modification, extension or renewal of the CMS Stock Option within the meaning of Code Section 424(h). CMS and Customers shall take all action that may be necessary (under the CMS Bancorp, Inc. 2007 Stock Option Plan or otherwise) to effectuate the provisions of this Section 3.05. Customers shall take all actions necessary to ensure that any current directors of CMS are not required to exercise any CMS Stock Option after the Effective Time so long as they elect to join and remain on the Hudson Valley Advisory Board. Customers has reserved and shall continue to reserve adequate shares of Customers Common Stock for delivery upon exercise of any assumed CMS Stock Option. As soon as practicable after the Effective Time, if it has not already done so, and to the extent Customers shall have a registration statement in effect or an obligation to file a registration statement on Form S-3 or S-8, as the case may be (or any successor or other forms), and Customers shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus contained therein) for so long as such assumed CMS Stock Option remains outstanding. As soon as practicable after the Effective Time, Customers shall deliver to the participants holding assumed CMS Stock Options reasonable notice of the foregoing events (including designation of the number of shares and exercise price as adjusted as of the Effective Time).

Section 3.06. Restricted Shares. Provided such restricted stock automatically vests by its terms upon a change in control, each share of CMS Common Stock granted subject to vesting or other lapse restrictions under the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (the “CMS Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and the holder thereof shall be entitled to receive the Merger Consideration, subject to applicable Tax withholding requirements.

Section 3.07. Dissenters’ Rights. Shareholders are not entitled to dissenters’ rights of appraisal under the DGCL.

ARTICLE IV

ACTIONS PENDING ACQUISITION

Section 4.01. Forbearances of CMS. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the CMS Disclosure Schedule, without the prior written consent of Customers, which consent shall not be unreasonably withheld, CMS will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of CMS and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock. Other than pursuant to this Agreement and Section 5.02(b) of the CMS Disclosure Schedule and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of CMS Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of CMS Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, etc. (i) Make, declare, pay or set aside for payment any dividend, other than (if permitted by applicable Law, or otherwise by the FDIC, NYDFS or other

Regulatory Authority) dividends from wholly-owned Subsidiaries to CMS, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; etc. Except as Previously Disclosed, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to CMS or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except: (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice; (ii) for other changes that are required by applicable Law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable Law or to comply with the obligations of Section 6.12(d)) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to CMS or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions. Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the CMS Articles, CMS Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of CMS’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to CMS and its Subsidiaries.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority.

(m) Risk Management. Except pursuant to applicable Law or as required by applicable Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; or (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000, other than FHLB advances, in connection with the Certificate of Deposit Account Registry program or brokered deposits, and in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or commitments with respect thereto in an amount in excess of $50,000 for any item or project, or $150,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(q) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include CMS or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, if necessary, or (4) fail to maintain the books, accounts and records of CMS or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments. Agree or commit to do any of the foregoing.

Section 4.02. Forbearances of Customers. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Customers Disclosure Schedule, without prior consultation with CMS (provided that, except with respect to Section 4.02(k), Customers shall have the right to take any such action following consultation with CMS), Customers will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of Customers and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect, or (ii) enter into any new material line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by generally accepted accounting principles or applicable Law.

(b) Capital Stock. Other than pursuant to this Agreement and Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Customers Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Customers Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable Law, or otherwise by the FRB or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Customers, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable Law or to comply with the obligations of Section 6.12(d)) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Customers or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(f) Acquisitions. Other than in the “ordinary course of business,” acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity. For the sake of clarity, “ordinary course of business” does not include transactions that require the submission of a Bank Merger Act application or any application on Federal Reserve Forms Y-3 or Y-4, except for the acquisition of Acacia Federal Savings Bank by Customers.

(g) Governing Documents. Amend the Customers Articles or Customers Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws of any of Customers’ Subsidiaries (or similar governing documents).

(h) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(i) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(j) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create an adverse precedent that could be relied upon by a third party for any other material claim, action or proceeding and that involves money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Customers and its Subsidiaries.

(k) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law or by any Regulatory Authority; or, except with the prior written consent of CMS, which consent shall not be unreasonably withheld: (iii) sell or offer to sell Customers Common Stock if such offering or sale is intended or is reasonably likely to materially delay the Merger Registration Statement from being declared effective by the SEC, or materially delay receipt of any regulatory approvals required to consummate the transactions contemplated hereby, other than such a sale or offering which has been Previously Disclosed; or (iv) acquire or agree to acquire all or substantially all of the assets, business, deposits or properties of any other entity if such acquisition is intended or is reasonably likely to materially delay the Merger Registration Statement from being declared effective by the SEC, or materially delay receipt of any regulatory approvals required to consummate the transactions contemplated hereby, other than such an acquisition which has been Previously Disclosed.

(l) Risk Management. Except pursuant to applicable Law or as required by any Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; or (ii) fail to follow in all material respects its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(m) Indebtedness. Incur any indebtedness for borrowed money in excess of $500,000 other than in the ordinary course of business consistent with past practice.

(n) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Customers or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, if necessary, or (4) fail to maintain the books, accounts and records of Customers or any of its Subsidiaries substantially in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(o) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01. Disclosure Schedules. On or prior to the date hereof, CMS has delivered to Customers the CMS Disclosure Schedule and Customers has delivered to CMS the Customers Disclosure Schedule setting forth, among other things, items, the disclosures of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02, in the case of CMS, or Section 5.03, in the case of Customers, or to one or more of its respective covenants contained in ARTICLE IV and ARTICLE VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event, development, change, effect or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 5.02. Representations and Warranties of CMS. Subject to Section 5.01 and except as Previously Disclosed, CMS hereby represents and warrants to Customers:

(a) Organization, Standing and Authority. CMS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect. CMS is registered as a savings and loan holding company under the HOLA. CMS Bank is a state-chartered non-member bank duly organized, validly existing under the Laws of the State of New York. CMS Bank is a member in good standing of the Federal Home Loan Bank of New York.

(b) Capital Structure of CMS. The authorized capital stock of CMS consists of (i) 7,000,000 shares of CMS Common Stock and 1,000,000 shares CMS preferred stock, of which 1,862,803 shares of CMS Common Stock were issued and outstanding as of July 31, 2012 and no shares of preferred stock were issued and outstanding. As of July 31, 2012, 82,206 restricted shares were outstanding. 205,516 shares of CMS Common Stock are authorized and reserved for issuance upon exercise of CMS Stock Options as of July 31, 2012. The outstanding shares of CMS Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of CMS Common Stock authorized and reserved for issuance, (ii) CMS does not have any Rights issued or outstanding with respect to CMS Common Stock and (iii) CMS does not have any commitment to authorize, issue or sell any CMS Common Stock.

(c) Subsidiaries.

(i) (A) CMS has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) CMS owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of CMS’s Subsidiaries are or may become required to be issued (other than to CMS or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by CMS or its Subsidiaries are fully paid and nonassessable and are owned by CMS or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, CMS does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of CMS’s Subsidiaries has been duly organized and is validly existing or in good standing under the Laws of the jurisdiction of its organization, as applicable, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) CMS Bank is an “insured bank” as defined in the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder (the “FDIA”).

(d) Corporate Power. Each of CMS and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. CMS has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 7.01(a) - (c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Delaware Secretary of State. CMS Bank has the corporate power and prior to the Effective Time will have the corporate authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the affirmative vote of a majority of the outstanding shares of CMS Common Stock entitled to vote at the CMS Meeting as set forth in Section 6.02 (the “CMS Stockholder Approval”), which is the only stockholder vote required to approve this Agreement pursuant to the DGCL and the CMS Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CMS and the CMS Board prior to the date hereof. This Agreement is a valid and legally binding obligation of CMS, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by CMS or any of its Subsidiaries in connection with the execution, delivery or performance by CMS of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 7.01(b); (C) the filing of the Proxy Statement-Prospectus; (D) the filing of the articles of merger with the Delaware Secretary of State; and (E) the expiration or termination of any applicable waiting period under any applicable regulation. As of the date hereof, except as Previously Disclosed, CMS is not aware of any reason related to CMS or its Subsidiaries why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of regulatory approvals, the CMS Stockholder Approval and third-party consents with respect to Material Contracts as Previously Disclosed, the expiration of certain regulatory waiting periods and required filings under federal securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license or any Material Contract of CMS or of any of its Subsidiaries or to which CMS or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the CMS Articles or the CMS Bylaws, or (C) require any consent or approval under any such Law, governmental permit or license or Material Contract.

(g) Financial Information and SEC Documents.

(i) Each of the consolidated balance sheets of CMS and its Subsidiaries and the related consolidated statements of income (loss), statements of stockholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, for the last three (3) years included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries on or prior to the Effective Time with the SEC under the Securities Act, or under

Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “CMS SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such CMS SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CMS and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows in such CMS SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of CMS and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Except as Previously Disclosed, for the last three (3) years, CMS has filed all CMS SEC Documents required to be filed under applicable Law. As of their respective filing dates or the filing dates of amendments, the CMS SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and none of the CMS SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The records, systems, controls, data and information of CMS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CMS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.02(g)(iii). CMS (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to CMS, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of CMS by others within those entities, and (B) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to CMS’s outside auditors and the audit committee of CMS’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect CMS’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in CMS’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to CMS’s auditors and audit committee and a copy has previously been made available to Customers. As of the date hereof, and except as Previously Disclosed, CMS knows of no reason related to CMS to believe that CMS’s Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and assessments required pursuant to Sections 302 and 404 and 906 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Since September 30, 2011, (A) through the date hereof, neither CMS nor any of its Subsidiaries nor, to CMS’s knowledge, any director, officer, employee, auditor, accountant or representative of CMS or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of CMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing CMS or any of its Subsidiaries, whether or not employed by CMS or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CMS or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of CMS or any committee thereof or to any director or officer of CMS.

(h) Litigation. Except as Previously Disclosed, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to CMS’s knowledge, threatened against or affecting CMS or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against CMS or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither CMS nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither CMS nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as Previously Disclosed, each of CMS and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect, and, to CMS’s knowledge, no suspension or cancellation of any such permits, licenses, authorizations, orders or approvals is threatened; and

(iii) has not, within the three years prior to the date hereof, received any notification or communication from any Governmental Authority (A) asserting that CMS or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization.

(k) Material Contracts; Defaults.

(i) Except as set forth in the CMS Disclosure Schedule, neither CMS nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve CMS or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $50,000 in any one case or $150,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any indebtedness for borrowed money of CMS or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract or any confidentiality or proprietary rights contract with any employee or other service provider of or to CMS or any of its Subsidiaries;

(D) Any contract containing covenants limiting the freedom of CMS, any of its Subsidiaries or any employee or agent of CMS or its Subsidiaries (1) to compete in any line of business, (2) to compete with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory, (3) to solicit or engage in business with customers, vendors, suppliers or any Person, or (4) to solicit, hire or contract with employees or other Persons;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, stock issuance, or other plan or arrangement still in effect (or pursuant to which CMS or any of its Subsidiaries has any remaining obligation to any party) for the benefit of CMS’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material intellectual property license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) Any material contract with any director, officer or key employee of CMS or any of its Subsidiaries or any arrangement under which CMS or any of its Subsidiaries has advanced or loaned any amount to any of their directors, officers, and employees;

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of CMS or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on CMS or its Subsidiaries as a whole;

(L) Any contract pursuant to which CMS or any of its Subsidiaries has any obligation to share revenues or profits derived from CMS or any of its Subsidiaries with any other entity; and

(M) Any contract between CMS or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of CMS or any of its Subsidiaries, or any natural person related by blood or marriage to such natural person, on the other hand (collectively, “Affiliate Agreements”).

(ii) “Material Contracts” shall mean those contracts in the CMS Disclosure Schedule listed under Section 5.02(k). Except as Previously Disclosed, all of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to CMS or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of CMS, as to the other parties to such Material Contracts. Except as disclosed in the CMS Disclosure Schedule, CMS and/or its Subsidiaries, as applicable, and to the knowledge of CMS, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither CMS nor any of its Subsidiaries, and to the knowledge of CMS, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither CMS nor any of its Subsidiaries has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither CMS nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of CMS, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers. Except as Previously Disclosed, no action has been taken by CMS that would give rise to any valid claim against either party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 5.02(m)(i) of the CMS Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by CMS or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with CMS or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which CMS, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “CMS Plans”). Neither CMS, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan, modify or change any existing CMS Plan that would affect any current or former employee, director or other service provider of or to CMS, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the CMS Plans, CMS will, a reasonable period prior to Closing, make available to Customers true and complete copies of each of the following documents: (i) the CMS Plan, the related trust agreement (if any), any amendments to such CMS Plan or trust agreement), and, in the case of the Employee Stock Ownership Plan of CMS Bancorp, Inc. (the “ESOP”), all ESOP loan documentation; (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such CMS Plan, and all material employee communications relating to such CMS Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each CMS Plan that is intended to be qualified under Section 4.01(a) of the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each CMS Plan.

(iii) Except as Previously Disclosed, no liability under Title IV of ERISA has been incurred by CMS, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to CMS, any Subsidiary of CMS or any ERISA Affiliate of incurring a liability under such Title. Except as Previously Disclosed, no CMS Plan subject to Section 412, 430, 431 or 432 of the Code or Section 302, 303, 304 or 305 of ERISA has (i) incurred an accumulated funding deficiency, whether or not waived, or (ii) been, is, or would be (if the provisions of Section 430 applied to such CMS Plan) in “at-risk status.” None of the assets of CMS, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither CMS nor any of its Subsidiaries, nor any ERISA Affiliate, nor any of the CMS Plans, nor any trust created thereunder, nor, to the knowledge of CMS, any trustee or administrator thereof has engaged in a transaction in connection with which CMS, any of its Subsidiaries, any ERISA Affiliate, any of the CMS Plans or any such trust could (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any CMS Plan), be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each CMS Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each CMS Plan have been properly accrued and reflected in the financial statements in the CMS SEC Documents.

(vi) The only CMS Plan that is subject to Title IV of ERISA is the Community Mutual Savings Bank Retirement Income Plan (the “Pension Plan”). There has been no “reportable event” within the meaning of Section 4043 of ERISA which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any CMS Plan that is subject to Title IV of ERISA, other than any reportable event occurring by reason of the transactions contemplated by this Agreement.

(vii) None of the CMS Plans is, and neither CMS, nor any of its Subsidiaries, nor any ERISA Affiliate has within the last six years contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(viii) Except as Previously Disclosed, each CMS Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and to the knowledge of CMS, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any CMS Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status. No CMS Plan is the subject of any pending correction or application under EPCRS.

(ix) Each of the CMS Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. Each of the CMS Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(x) Except as Previously Disclosed, no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to CMS, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 162(m) or Section 280G of the Code. Each Person who performs services for CMS or any of its Subsidiaries, has been, and is, properly classified by CMS or the Subsidiary as an employee or independent contractor.

(xi) There are no claims pending, or, to the knowledge of CMS, threatened or anticipated (other than routine claims for benefits) against or involving any CMS Plan, the assets of any CMS Plans or against CMS, any of its Subsidiaries, or any ERISA Affiliate with respect to any CMS Plan. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any CMS Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of CMS, threatened audits or investigations by any Governmental Authority involving any CMS Plan.

(xii) Each CMS Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or Title I of ERISA) has been operated in compliance in all material respects with (i) the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) or similar state Law, (ii) Section 4980D of the Code, and (iii) Title I of ERISA, in each case to the extent applicable. Except as Previously Disclosed, no CMS Plan or other written or oral agreement exists which obligates CMS to provide benefits (whether or not insured) to any current or former employee, consultant or other service provider of or to CMS following such current or former employee’s or consultant’s termination of employment or consultancy with CMS, other than (i) COBRA Coverage or coverage mandated by state Law, or (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA). No CMS Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xiii) Each CMS Plan may be amended or terminated without liability to CMS or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the CMS Plan. Except as Previously Disclosed, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to CMS or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to CMS or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to CMS or any of its Subsidiaries.

(xiv) To the extent that any CMS Plan is or ever has been a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, such CMS Plan was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009, and has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009. None of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xv) Except as Previously Disclosed, no CMS Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xvi) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to CMS or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvii) Each CMS Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), in each case as amended, to the extent applicable.

(n) Labor Matters. Neither CMS nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CMS or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CMS or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CMS’s knowledge, threatened, nor is CMS aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. CMS has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of any state (collectively, “Takeover Laws”), including, without limitation, the State of Delaware, applicable to it. CMS has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of CMS’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters. Except as Previously Disclosed, to CMS’s knowledge, neither the conduct nor operation of CMS or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them is in material violation of Environmental Laws and to CMS’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in material liability under Environmental Laws. To CMS’s knowledge, neither CMS nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To CMS’s knowledge, neither CMS nor any of its Subsidiaries has received any unresolved notice from any Person that CMS or its Subsidiaries, or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them, are in material violation of or otherwise are alleged to have any unresolved material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither CMS nor any of its Subsidiaries is the subject of any material action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. To CMS’s knowledge, CMS and each of its Subsidiaries has timely filed all material reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has materially complied with all requirements to generate and maintain records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) CMS and its Subsidiaries have duly and timely filed all material Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) CMS and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return, (B) CMS and its Subsidiaries have established reserves in the financial statements in the CMS SEC Documents and in its internal financial statements (including, without limitation, financial statements immediately prior to the Effective Time) for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) CMS and its Subsidiaries have withheld and timely paid to the proper Governmental Authority or taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) CMS and its Subsidiaries have furnished properly completed and valid exemption or other appropriate certificates for all transactions treated as exempt from sales, use, value added, ad valorem, transfer or other similar Taxes, (E) to the knowledge of CMS, CMS and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the financial statements in the CMS SEC Documents and in its internal financial statements (including, without limitations, financial statements immediately prior to the Effective Time), and (F) no claim has been made within the past three years by any taxing authority in any jurisdiction in which CMS and/or its Subsidiaries does not file Tax Returns that CMS and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) CMS and its Subsidiaries have furnished or will furnish prior to the Effective Time, or otherwise made available to Customers true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the applicable statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) there are no current audits, investigations, examinations or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of CMS and its Subsidiaries and neither CMS nor any of its Subsidiaries has received any written notice that any such audit, investigation, examination or other administrative or judicial proceeding is threatened or pending, and (C) there are no agreements, waivers or extensions of any statute of limitations currently in effect with respect to a Tax Return or Tax assessment or deficiency of CMS or its Subsidiaries.

(v) (A) Neither CMS nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than agreements between members of a group of corporations, entities or other Persons of which CMS is or was the common parent), and (B) neither CMS nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which CMS is or was the common parent), nor any similar affiliated, consolidated, combined or unitary group for foreign, state or local Tax purposes, and neither CMS nor its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of foreign, state or local Tax law), as a transferee or successor, by contract, or otherwise (other than liability for the Taxes of corporations, entities or other Persons of which CMS is or was the common parent).

(vi) (A) CMS and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) to the knowledge of CMS, neither CMS nor any of its Subsidiaries have engaged in or are currently participating in any “reportable transactions” as defined in Section 6707A of the Code and Section 1.6011-4 of the income tax regulations promulgated under the Code, and (C) to the knowledge of CMS, CMS and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws.

(vii) (A) Neither CMS nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (B) neither CMS nor any of its Subsidiaries has entered into a written agreement with any Governmental Authority or taxing authority or is subject to an adjustment under Section 481(a) of the Code (or similar provision of state, local or foreign Law) that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Neither CMS nor any of its Subsidiaries has been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Effective Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CMS or its Subsidiaries.

(ix) Within the last 3 years, neither CMS nor any of its Subsidiaries has (A) made, revoked or changed any material federal Tax election, (B) changed any Tax accounting period, (C) revoked or changed any Tax accounting method, (D) surrendered any right to claim a refund of Taxes, or (E) settled or compromised any Tax liability.

(x) Neither CMS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in accounting method for any taxable period ending on or prior to the Effective Date, (B) “closing agreement,” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Tax law) executed on or prior to the Effective Date, (C) installment sale or open transaction disposition made on or prior to the Effective Date; or (D) prepaid amount received on or before the Effective Date.

(xi) Except as Previously Disclosed, no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to CMS, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 162(m) or Section 280G of the Code.

(xii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Governmental Authority or taxing authority with or in respect of CMS or its Subsidiaries.

(xiii) To the knowledge of CMS, neither CMS nor any of its Subsidiaries (A) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (B) owns a single member limited liability company or other entity that is treated as a disregarded entity, (C) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (D) is a “personal holding company” as defined in Section 542 of the Code, or (E) is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(xiv) To the knowledge of CMS, none of the assets of CMS or any of its Subsidiaries directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither CMS nor any of its Subsidiaries presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of CMS or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(xv) As of the date hereof, neither CMS nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xvi) If CMS Bank (or its predecessor) is, or has been in the past, a “disqualified person” with respect to The Community Mutual Charitable Foundation (the “Foundation”), there have been no acts of “self-dealing” between the Foundation and CMS Bank since the time the Foundation was first incorporated through the Effective Time. For purposes of this representation, the term “disqualified person” shall have the meaning set forth in Section 4946 of the Code and the term self-dealing shall have meaning set forth in Section 4941 of the Code.

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CMS’s own account, or for the account of one or more of CMS’s Subsidiaries or their customers (all of which are listed in the CMS Disclosure Schedule), were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CMS or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CMS nor its Subsidiaries, nor to CMS’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books. The books and records of CMS and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies contained or reflected therein and they fairly reflect the substance of events and transactions included therein. The minute books of CMS and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its stockholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance. Section 5.02(t) of the CMS Disclosure Schedule sets forth a list of all of the insurance policies, binders, or bonds maintained by CMS or its Subsidiaries. CMS and its Subsidiaries are insured with insurers reasonably determined by CMS to be reputable against such risks and in such amounts as the management of CMS reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; CMS and its Subsidiaries are not in material default thereunder; and all material claims and material potential claims of which CMS is aware or has reason to believe exist have been filed in due and timely fashion.

(u) CMS Off Balance Sheet Transactions. Section 5.02(u) of the CMS Disclosure Schedule sets forth a true and complete list of all affiliated CMS entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which CMS or any of its Subsidiaries or any officer or director of CMS or any of its Subsidiaries has an economic or management interest. Section 5.02(u) of the CMS Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such CMS affiliated entity, CMS, any of its Subsidiaries, and any officer or director of CMS or any of its Subsidiaries that are not reflected in the consolidated financial statements of CMS (each, a “CMS Off Balance Sheet Transaction”), along with the following information with respect to each such CMS Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to CMS or any of its Subsidiaries; and (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require CMS or any of its Subsidiaries to fund any obligations under any such transaction.

(v) Material Adverse Change. Except as Previously Disclosed, CMS has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2011 that has had a Material Adverse Effect on CMS.

(w) Properties. CMS and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the financial statements in the CMS SEC Documents as being owned by CMS as of September 30, 2011 or acquired after such date, except for: (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens or claims on properties acquired in foreclosure or on account of debts previously contracted. Except as Previously Disclosed, all leases pursuant to which CMS or any of its Subsidiaries, as lessee, leases any material real or personal property (except for leases that have expired by their terms or that CMS or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to CMS’s knowledge, the lessor.

(x) Loans. Except as would not reasonably be expected to adversely affect CMS and its Subsidiaries (taken together) in any material respect, either individually or in the aggregate, each loan reflected as an asset in the financial statements in the CMS SEC Documents that is still an asset as of the date hereof (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of September 30, 2011, CMS Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% stockholder of CMS or any of its

Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by CMS Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to Section 337.3 of FDIC’s Rules and Regulations comply therewith.

(y) Repurchase Agreements. With respect to all agreements pursuant to which CMS or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, CMS or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z) Deposit Insurance. The deposits of CMS Bank are insured by the FDIC in accordance with FDIA, and CMS Bank has paid all assessments and filed all reports required by the FDIA.

(aa) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CMS is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by CMS pursuant to 12 C.F.R. Part 364. Except as Previously Disclosed, CMS is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The CMS Board (or, where appropriate, the board of directors of any of CMS’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(bb) Electronic Banking Business. Since September 30, 2011, CMS and its Subsidiaries have conducted all operations with respect to CMS Bank’s electronic banking business in all material respects in the ordinary and usual course of business consistent with past practices, and CMS Bank’s electronic banking business has not suffered any change that would reasonably be expected to materially and adversely affect the amount of electronic banking fees received by CMS, as such fees are reflected in the most recently filed CMS SEC Documents.

(cc) Mortgage Banking Business. Either CMS or one or more of its Subsidiaries is authorized: (i) as a supervised mortgagee by the Department of Housing and

Urban Development to originate Federal Housing Administration mortgage loans; and (ii) as a seller/servicer by the Federal Home Loan Mortgage Corporation (“Freddie Mac”) to originate and service conventional residential mortgage loans. None of CMS or any of its Subsidiaries is now nor has it been within the past three years subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, the Department of Housing and Urban Development, Freddie Mac or other investor or Governmental Authority relating to the origination, sale or servicing of mortgage or consumer loans. Neither CMS nor any of its Subsidiaries has received any written notice that Freddie Mac proposes to materially limit or terminate the underwriting authority of CMS and its Subsidiaries or to materially increase the guarantee fees payable to such investor, excluding generally applicable guarantee fee increases. Each of CMS and its Subsidiaries is in compliance in all material respects with the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Department of Housing and Urban Development, Freddie Mac, and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(dd) Repurchase Obligations. Except as Previously Disclosed, CMS is not subject to and has not been notified of any material repurchase obligation under any loan sold by CMS to a third-party investor or purchaser, including, without limitation, in connection with a whole loan transfer, nor is CMS aware of any facts or circumstances which would reasonably be expected to give rise to any such material repurchase obligation.

(ee) Fairness Opinion. CMS has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to CMS, to the effect that, as of the date of this Agreement, the consideration to be received by CMS’s stockholders in the Parent Merger is fair to CMS’s stockholders from a financial point of view.

Section 5.03. Representations and Warranties of Customers. Subject to Section 5.01 and except as Previously Disclosed, Customers hereby represents and warrants to CMS as follows:

(a) Organization, Standing and Authority. Customers is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Customers is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Customers is registered as a bank holding company under the Bank Holding Company Act. Customers Bank is a bank duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

(b) Capital Structure of Customers. The authorized capital stock of Customers consists of (i) 100,000,000 shares of Customers Voting Common Stock, of which 8,579,310 shares were issued and outstanding as of July 31, 2012, and (ii) 100,000,000 shares of Class B Non-Voting Common Stock, of which 2,844,142 shares were issued and outstanding as of July 31, 2012. 1,226,079 shares of Customers Voting Common Stock and 372,524 shares of

Class B Non-Voting Common Stock are authorized and reserved for issuance upon exercise of Customers Stock Options as of July 31, 2012. As of July 31, 2012, 552,475 restricted shares were outstanding. The outstanding shares of Customers Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Customers Common Stock authorized and reserved for issuance, (ii) Customers does not have any Rights issued or outstanding with respect to Customers Common Stock and (iii) Customers does not have any commitment to authorize, issue or sell any Customers Common Stock. The shares of Customers Common Stock to be issued in exchange for shares of CMS Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will have the same rights as every other share of Customers Common Stock and will be subject to no preemptive rights.

(c) Subsidiaries.

(i) (A) Customers has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Customers owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Customers’ Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Customers or its Subsidiaries are fully paid and nonassessable and are owned by Customers or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Customers does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Customers’ Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) Customers Bank is an “insured bank” as defined in the FDIA.

(d) Corporate Power. Each of Customers and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Customers has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Customers Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Customers and the Customers Board prior to the date hereof and no stockholder approval is required on the part of Customers. The Agreement to Merge, when executed by Customers Bank, shall have been approved by the Board of Directors of Customers Bank and by Customers, as the sole stockholder of Customers Bank. This Agreement is a valid and legally binding agreement of Customers, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Customers or any of its Subsidiaries in connection with the execution, delivery or performance by Customers of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities and other Regulatory Authorities; (B) receipt of the regulatory approvals set forth in Section 7.01(b); (C) filings with state and federal securities authorities; (D) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania; (E) the expiration or termination of any applicable waiting period under any applicable regulation; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of Customers Common Stock in the Parent Merger; and (G) the third-party consents set forth on the Customers Disclosure Schedule under Section 5.03(f)(i). Neither Customers nor any of its Subsidiaries has any reason to believe that any regulatory approvals required from any Regulatory Authorities in connection with the transactions contemplated by this Agreement will not be received, and received without imposition of conditions that violate the provisions of Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Law, governmental permit or license, or agreement, indenture, instrument or material contract of Customers or of any of its Subsidiaries or to which Customers or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Customers or any of its Subsidiaries, or (C) require any consent or approval under any such Law, governmental permit or license, agreement, indenture, instrument or material contract.

(g) Financial Information and SEC Documents.

(i) Since Customers became subject to the reporting requirements of the Exchange Act, each of the consolidated balance sheets of Customers and its Subsidiaries and the related consolidated statements of operations, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows, together with the notes thereto, included in any annual report and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries on or prior to the Effective Time with the SEC under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Customers SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) each of the balance sheets or statements of condition contained in or incorporated by reference into any such Customers SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Customers and its Subsidiaries as of its date, and each of the statements of operations and statements of changes in shareholders’ equity and statements of cash flows in such Customers SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Customers and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Except as Previously Disclosed, since Customers became subject to the reporting requirements of the Exchange Act, Customers has filed all Customers SEC Documents required to be filed under applicable Law. As of their respective filing dates or the filing dates of amendments, the Customers SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, and none of the Customers SEC Documents as of such respective dates or the respective filing dates of amendments contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) The records, systems, controls, data and information of Customers and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Customers or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(iii). Customers (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) designed and maintained to ensure that material information relating to Customers, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Customers by others within those entities, and (B) has disclosed, based on the most recent evaluation by such officers prior to the date hereof, to Customers’ outside auditors and the audit committee of Customers’ Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Customers’ ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Customers’ internal controls over financial reporting. These disclosures, if any, were made in writing by management to Customers’ auditors and audit committee and a copy has previously been made available to CMS. As of the date hereof, and except as Previously Disclosed, Customers knows of no reason related to Customers to believe that Customers’ chief executive officer and chief financial officer will not be able to give the certifications and assessments required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Since December 31, 2011, (A) through the date hereof, neither Customers nor any of its Subsidiaries nor, to Customers’ knowledge, any director, officer, employee, auditor, accountant or representative of Customers or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, regarding questionable accounting or auditing practices, procedures, methodologies or methods of Customers or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Customers or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Customers or any of its Subsidiaries, whether or not employed by Customers or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Customers or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Customers or any committee thereof or to any director or officer of Customers.

(h) Litigation. Except as Previously Disclosed, as of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Customers’ knowledge, threatened against or affecting Customers or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Customers or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Customers nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Customers nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as Previously Disclosed, each of Customers and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act, and the rules and regulations promulgated thereunder, and all other applicable fair lending Laws and other Laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing or have any such licenses would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Customers’ knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, within the three years prior to the date hereof, any notification or communication from any Governmental Authority (A) asserting that Customers or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Customers’ knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers. Except as Previously Disclosed, no action has been taken by Customers that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(l) Employee Benefit Plans. Each of the Customers Plans complies in all material respects with the requirements of applicable Law, including ERISA and the Code. For purposes of this Agreement, the term “Customers Plan” means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by Customers or any of its Subsidiaries. No liability under Title IV of ERISA has been incurred by Customers or any of its Subsidiaries that has not been satisfied in full, and no condition exists that presents a material risk to Customers or any of its Subsidiaries of incurring any such liability. All payments required to have been paid by Customers and its Subsidiaries under the terms of each of the Customers Plans have been paid.

(m) Labor Matters. Neither Customers nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Customers or any of its

Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Customers or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Customers’ knowledge, threatened, nor is Customers aware of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(n) Takeover Laws. Customers has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws.

(o) Environmental Matters. Except as Previously Disclosed, to Customers’ knowledge, neither the conduct nor operation of Customers or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them in material violation of Environmental Laws and to Customers’ knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in material liability under Environmental Laws. To Customers’ knowledge, neither Customers nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Customers’ knowledge, neither Customers nor any of its Subsidiaries has received any unresolved notice from any Person that Customers or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are in material violation of or otherwise are alleged to have any unresolved material liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Customers nor any of its Subsidiaries is the subject of any material action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. To Customers’ knowledge, Customers and each of its Subsidiaries has timely filed all material reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has materially complied with all requirements to generate and maintain records and data under all applicable Environmental Laws.

(p) Tax Matters.

(i) Customers and its Subsidiaries have duly and timely filed all material Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) Customers and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return, (B) Customers and its Subsidiaries have established reserves in the financial statements in the Customers SEC Documents and in its internal financial statements (including, without limitation, financial statements immediately prior to the Effective Time) for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, (C) Customers and its Subsidiaries have withheld and timely paid to the proper Governmental Authority or taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) Customers and its Subsidiaries have furnished properly completed and valid exemption or other appropriate certificates for all transactions treated as exempt from sales, use, value added, ad valorem, transfer or other similar Taxes, (E) to the knowledge of Customers, Customers and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the financial statements in the Customers SEC Documents and in its internal financial statements (including, without limitations, financial statements immediately prior to the Effective Time), and (F) no claim has been made within the past three years by any taxing authority in any jurisdiction in which Customers and/or its Subsidiaries does not file Tax Returns that Customers and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Customers and its Subsidiaries have furnished or will furnish prior to the Effective Time, or otherwise made available to CMS true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the applicable statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) there are no current audits, investigations, examinations or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of Customers and its Subsidiaries and neither Customers nor any of its Subsidiaries has received any written notice that any such audit, investigation, examination or other administrative or judicial proceeding is threatened or pending, and (C) there are no agreements, waivers or extensions of any statute of limitations currently in effect with respect to a Tax Return or Tax assessment or deficiency Customers or its Subsidiaries.

(v) (A) Neither Customers nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes (other than agreements between members of a group of corporations, entities or other Persons of which Customers is or was the common parent), and (B) neither Customers nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Customers is or was the common parent), nor any similar affiliated, consolidated, combined or unitary group for foreign, state or local Tax purposes, and neither Customers nor its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of foreign, state or local Tax law), as a transferee or successor, by contract, or otherwise (other than liability for the Taxes of corporations, entities or other Persons of which Customers is or was the common parent).

(vi) (A) Customers and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax Law), (B) to the knowledge of Customers, neither Customers nor any of its Subsidiaries have engaged in or are currently participating in any “reportable transactions” as defined in Section 6707A of the Code and Section 1.6011-4 of the income tax regulations promulgated under the Code, and (C) to the knowledge of Customers, Customers and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax Laws.

(vii) (A) Neither Customers nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (B) neither Customers nor any of its Subsidiaries has entered into a written agreement with any Governmental Authority or taxing authority or is subject to an adjustment under Section 481(a) of the Code (or similar provision of state, local or foreign Law) that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Neither Customers nor any of its Subsidiaries has been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Effective Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Customers or its Subsidiaries.

(ix) Within the last 3 years, neither Customers nor any of its Subsidiaries has (A) made, revoked or changed any material federal Tax election, (B) changed any Tax accounting period, (C) revoked or changed any Tax accounting method, (D) surrendered any right to claim a refund of Taxes, or (E) settled or compromised any Tax liability.

(x) Neither Customers nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in accounting method for any taxable period ending on or prior to the Effective Date, (B) “closing agreement,” as that term is defined in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Tax law) executed on or prior to the Effective Date, (C) installment sale or open transaction disposition made on or prior to the Effective Date; or (D) prepaid amount received on or before the Effective Date.

(xi) Except as Previously Disclosed, no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Customers, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 162(m) or Section 280G of the Code.

(xii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Governmental Authority or taxing authority with or in respect of Customers or its Subsidiaries.

(xiii) To the knowledge of Customers, neither Customers nor any of its Subsidiaries (A) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (B) owns a single member limited liability company or other entity that is treated as a disregarded entity, (C) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code, (D) is a “personal holding company” as defined in Section 542 of the Code, or (E) is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(xiv) To the knowledge of Customers, none of the assets of Customers or any of its Subsidiaries directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither Customers nor any of its Subsidiaries presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of Customers or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(xv) As of the date hereof, neither Customers nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) Books and Records; Minute Books. The books and records of Customers and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies contained or reflected therein and they fairly reflect the substance of events and transactions included therein. The minute books of Customers and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its stockholder(s) and Board of Directors (including committees of its Board of Directors).

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Customers’ own account, or for the account of one or more of Customers’ Subsidiaries or their customers, were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Customers or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Customers nor its Subsidiaries, nor to Customers’ knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Material Adverse Change. Except as Previously Disclosed, Customers has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011 that has had a Material Adverse Effect on Customers.

(t) Allowance for Loan Losses. The allowance for loan losses reflected in any balance sheets or statements of condition contained in or incorporated by reference into any Customers SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(u) Deposit Insurance. The deposits of Customers Bank are insured by the FDIC in accordance with FDIA, and Customers Bank has paid all assessments and filed all reports required by the FDIA.

(v) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Customers is not aware of and has not been advised of any facts or circumstances which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and applicable state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Customers pursuant to 12 C.F.R. Part 364. Customers is not aware that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Customers Board (or, where appropriate, the board of directors of any of Customers’ Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(w) Ownership of CMS Shares. As of the date hereof, Customers does not own any shares of CMS Common Stock and has not heretofore entered into any agreement or understanding with any Person to purchase or sell shares of CMS Common Stock or any agreement or understanding concerning rights to acquire CMS Common Stock.

ARTICLE VI

COVENANTS

Section 6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Customers and CMS agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VII hereof, and each shall cooperate fully with the other parties hereto to that end.

Section 6.02. Stockholder Approval. CMS agrees to use its reasonable best efforts to take, in accordance with applicable Law and the CMS Articles and CMS Bylaws, all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the “CMS Meeting”), as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by CMS’s common stockholders for consummation of the Parent Merger, provided, however, that CMS shall not be required to take any steps related to the solicitation of shareholder approval (other than cooperation with Customers in connection with the preparation of the Proxy Statement-Prospectus provided in Section 6.03 below), including setting a record or meeting date related to the CMS Meeting until fifteen (15) calendar days after Customers has filed all required applications with Regulatory Authorities necessary to consummate the Parent Merger and the Subsidiary Merger. The CMS Board shall recommend that the stockholders of CMS vote in favor of such adoption and approval (the “CMS Recommendation”).

Section 6.03. Proxy Statement-Prospectus.

(a) For purposes (x) of registering the offering of Customers Common Stock to holders of CMS Common Stock in connection with the Parent Merger with the SEC under the Securities Act, and (y) of holding the CMS Meeting, Customers will draft and prepare, and CMS shall participate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the CMS stockholders, together with any and all amendments and supplements thereto, being referred to herein as the “Proxy Statement-Prospectus”). Customers shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. CMS agrees to cooperate, and CMS shall cause its Subsidiaries to cooperate, with Customers, its counsel and its accountants, in preparation of the Proxy Statement-Prospectus. Provided that CMS and its Subsidiaries have cooperated as required above, Customers agrees to file the Merger Registration Statement with the SEC as promptly as reasonably practicable but in no event later than thirty (30) calendar days after all applications relating to the consummation of the Parent Merger and the Subsidiary Merger have been filed with applicable Regulatory Authorities. Each of Customers and CMS shall use their reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Customers and CMS shall cooperate thereafter to promptly mail the Proxy Statement-Prospectus to the CMS shareholders. Customers agrees to use all reasonable efforts to obtain, prior to the Effective Date, all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. CMS agrees to furnish to Customers all information concerning CMS, its Subsidiaries, and their respective officers, directors and stockholders as may be reasonably requested in connection with the foregoing sentence.

(b) CMS shall provide Customers with any information concerning itself that Customers may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Customers shall notify CMS promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CMS promptly copies of all correspondence between Customers or any of their representatives and the SEC. Customers shall give CMS and its counsel the reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give CMS and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Customers and CMS agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CMS Common Stock entitled to vote at the CMS Meeting at the earliest practicable time.

(c) Each of Customers and CMS agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement-Prospectus and Merger Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of CMS Common Stock and at the time of the CMS Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading. Each of Customers and CMS further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement-Prospectus or Merger Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement-Prospectus and Merger Registration Statement.

Section 6.04. Press Releases. Each of Customers and CMS agrees that it will not, without the prior approval of the other parties, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or NASDAQ rules.

Section 6.05. Access; Information.

(a) CMS and Customers agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other and their respective officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as each may reasonably request and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule, application, notice and other document filed by it pursuant to federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request. In no event, however, shall CMS or Customers be obligated to (i) provide access or disclose any information to the other where such access or disclosure would violate any agreement not to disclose confidential information; or (ii) provide access to board minutes that discuss the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter such party reasonably determines should be treated as confidential.

(b) Each of CMS and Customers agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of Law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each of CMS and Customers shall cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each of CMS and Customers will promptly notify the other party of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any of its Subsidiaries. Without limiting the foregoing, senior officers of CMS and Customers shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of CMS and Customers and their Subsidiaries, in accordance with applicable law, and each party shall give due consideration to the other’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Customers nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of CMS or any of its Subsidiaries prior to the Effective Time.

(d) Representatives of Customers Bank and CMS Bank shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems used by CMS Bank to those used by Customers Bank, or vice versa, which planning shall include, but not be limited to, discussion of the possible termination by Customers Bank or CMS Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Customers Bank or CMS Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services. Neither Customers Bank nor CMS Bank shall be obligated to take any such action prior to the Effective Time and, unless otherwise agreed by Customers Bank and CMS Bank, no conversion shall take place prior to the Effective Time. In the event that CMS Bank takes, at the request of Customers Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Customers Bank shall indemnify CMS Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Parent Merger is not consummated for any reason other than a breach of this Agreement by CMS.

Section 6.06. Acquisition Proposals.

(a) CMS agrees that:

(i) neither it nor any of its Subsidiaries nor any of its officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its Subsidiaries (collectively, its “Representatives”) not to, (A) initiate, solicit or encourage, directly or indirectly, any inquiries regarding or the making or implementation of any Acquisition Proposal, (B) furnish information or access to any Person that has made an Acquisition Proposal to the CMS Board or that makes an Acquisition Proposal to the CMS Board after the date hereof, or (C) participate in discussions or negotiate with any Person concerning any Acquisition Proposal;

(ii) notwithstanding Section 6.06(a)(i) above, prior to the receipt of the CMS Stockholder Approval, CMS may, directly or indirectly through its Representatives, (A) furnish information and access to any Person that has made an Acquisition Proposal to the CMS Board or that makes an Acquisition Proposal to the CMS Board after the date hereof and (B) participate in discussions and negotiate with such Person concerning any such Acquisition Proposal, if and only if, in either such case set forth in clause (A) or (B) of this sentence, (1) such Acquisition Proposal did not result from a breach of this Section 6.06(a), (2) the CMS Board determines in good faith, after consultation with CMS’s financial and legal advisors, that such Acquisition Proposal constitutes, or is reasonably likely to lead to a Superior Proposal, and (3) CMS receives from the Person making such an Acquisition Proposal an executed confidentiality agreement the material terms of which are in all material respects (x) no less favorable to CMS and (y) no less restrictive to the Person making such Acquisition Proposal than those contained in the confidentiality agreement between Customers and CMS and any information provided to such Person has previously been provided to Customers or is provided to Customers concurrently with its provision to such Person;

(iii) notwithstanding anything in this Agreement to the contrary, CMS shall (i) promptly (but in no event later than two (2) Business Days) advise Customers, orally and in writing, of (x) the receipt by it (or any of its Representatives) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to CMS or any of its Subsidiaries or for access to the properties, books or records of CMS or any of its Subsidiaries by any Person or entity that informs the CMS

Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Customers fully informed of the status and material details of any such proposal or inquiry and any material developments with respect thereto; and

(iv) CMS shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been given prior to the date hereof under any such provisions authorizing any Person to make an Acquisition Proposal.

(b) Prior to the receipt of the CMS Stockholder Approval, CMS may terminate this Agreement, if (i) the CMS Board authorizes CMS, subject to complying with the terms of this Section 6.06, to enter into a definitive agreement with respect to a Superior Proposal and (ii) immediately prior to or concurrently with the termination of this Agreement, CMS enters into a definitive agreement with respect to a Superior Proposal.

(c) Except as expressly permitted by this Section 6.06(c), neither the CMS Board nor any committee thereof shall (i) fail to make, withdraw, modify, qualify or place any condition on, or propose publicly to withhold, withdraw, modify, qualify or place any condition on, in any manner adverse to Customers or its affiliates, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Parent Merger, or the CMS Recommendation, or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal other than the Merger (any of the foregoing, a “Change in Recommendation”). Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the CMS Board determines in good faith after consultation with outside legal counsel that it would be inconsistent with its fiduciary duties to its stockholders under applicable law not to withdrawal, modify or qualify such recommendation, the CMS Board may, prior to the CMS Meeting, effect a Change in Recommendation. Nothing in this Section 6.06(c) shall restrict the right of Customers to receive the Termination Fee pursuant to Section 8.02. For the avoidance of doubt, this Section 6.06(c) shall not survive the termination of this Agreement. For purposes of this Agreement, a Change in Recommendation shall not include any notice provided with respect to any Acquisition Proposal and CMS’s views thereof prior to any definitive Change in Recommendation.

(d) Prior to terminating this Agreement pursuant to Section 6.06(b) or making any Change in Recommendation in connection with an Acquisition Proposal pursuant to Section 6.06(c): (i) CMS shall have complied in all material respects with Section 6.06(a) and Section 6.06(f); (ii) CMS shall have given Customers written notice of the intention of the CMS Board to take such action, with such notice specifying the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, a copy of all material documents relating thereto and a copy of and all information provided to such Person that had not previously been provided to Customers, and five Business Days after delivery of such notice for Customers to propose revisions to the terms of this Agreement (or make another proposal), and if Customers proposes to revise the terms of this Agreement, CMS shall not have submitted to the vote of its stockholders any Acquisition Proposal other than the Merger during the pendency of any negotiations during such five Business Day period between CMS (including its financial and legal advisors) and Customers and its Representatives with respect to such proposed revisions; and (iii) the CMS Board shall have determined in good faith, after considering the results of such negotiations with Customers and giving effect to any proposals, amendments or modifications offered or agreed to by Customers, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event the CMS Board does not make the determination referred to in clause (iii) of this paragraph, the CMS Board shall not effect such termination or Change in Recommendation and thereafter if the CMS Board determines that it proposes or intends to effect a termination of this Agreement or Change in Recommendation, the procedures referred to above shall apply to any subsequent proposed termination of this Agreement or Change in Recommendation. In the event of any material revisions to any Acquisition Proposal subject to the provisions of this Section 6.06(d), CMS shall be required to deliver a new written notice to Customers and to again comply with the requirements of this Section 6.06(d) with respect to such new written notice, except that the five Business Day period referred to above shall be reduced to three Business Days.

(e) Subject to Customers’ rights under ARTICLE VIII, nothing in this Section 6.06 shall prohibit the CMS Board from taking and disclosing to CMS’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall not change the effect of such actions under this Agreement unless the CMS Board reaffirms the CMS Recommendation in such disclosure.

(f) CMS and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Customers) conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all Persons other than Customers who have been furnished confidential information regarding CMS or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither CMS nor the CMS Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

(g) For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Acquisition Proposal” means any proposal or offer with respect to the following involving CMS or any of its Significant Subsidiaries (other than the Merger): (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 6.06, that (1) relates to (A) the issuance by CMS of securities representing a majority of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities) or (B) the acquisition by any person of any of (i) a majority of the outstanding CMS Common Stock, by tender or exchange offer, merger or otherwise, or (ii) all or substantially all of the consolidated total assets of CMS, (2) is otherwise on terms that the CMS Board determines in good faith, after consultation with CMS’s financial and legal advisors and taking into account all the terms and conditions of such proposal and this Agreement, are more favorable to CMS and its stockholders than the transactions contemplated by this Agreement and (3) is, in the reasonable judgment of the CMS Board, reasonably capable of being completed on its stated terms, taking into account the material financial, regulatory, legal and other aspects of such inquiry, proposal or offer.

(h) For the avoidance of doubt, this Section 6.06 shall not survive the termination of this Agreement.

Section 6.07. Financial and Other Statements.

(a) Promptly upon receipt thereof, each of CMS and Customers will furnish to the other party copies of each annual, interim or special audit of the books of such party and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to such party by such auditors in connection with each annual, interim or special audit of the books of such party and its Subsidiaries made by such auditors.

(b) During the period from the date of this Agreement to the Effective Time, each of CMS and Customers shall promptly furnish the other party with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) To the extent permitted by applicable Law, each of CMS and Customers will advise the other party promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of such party or any of its Subsidiaries.

(d) With reasonable promptness, each of CMS and Customers will furnish to the other party such additional financial data that such party possesses and as the other party may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 6.08. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 6.09. Reports. Each of Customers and CMS shall file (and shall cause their respective Subsidiaries to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC and any other Regulatory Authorities having jurisdiction over such party, and each party shall deliver to the other parties copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 6.10. Intentionally omitted.

Section 6.11. Regulatory Applications.

(a) CMS and Customers and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. However, Customers shall have no obligation to file any regulatory applications related to the Parent Merger or the Subsidiary Merger until all requisite regulatory approvals have been received for its pending acquisition of Acacia Federal Savings Bank. Initial filings with Governmental Authorities shall be made by Customers related to the Parent Merger and Subsidiary Merger promptly following the receipt of approvals of Customer’s regulatory applications related to the acquisition of Acacia Federal Savings Bank. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party shall permit the other party to review substantially complete drafts of its filings to be made with Governmental Authorities no later than two business days prior to filing. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall, to the extent practicable, consult with the others on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of its Subsidiaries to any third party or Governmental Authority.

Section 6.12. CMS Employees; Director and Management; Indemnification.

(a) All employees of CMS and its Subsidiaries immediately prior to the Effective Time shall be designated as “Business Employees” for purposes of this Agreement. Between the date of signing of this Agreement and the Effective Date, Customers will identify those Business Employees who Customers seeks to retain following the Effective

Time (hereinafter referred to as “Continuing Employees”), whether as an employee or a consultant. Such employment or engagement of the Continuing Employees shall be subject to Customers’ and its Subsidiaries’ usual terms, conditions and policies of employment or consultancy, as the case may be. Notwithstanding anything contained herein to the contrary, neither Customers, nor any of its Subsidiaries are obligated to continue to employ or engage any employee or consultant of Customers or CMS for any period of time following the Effective Date.

(b) Customers shall honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements listed on Section 6.12(b) of the CMS Disclosure Schedule, subject to any limitations imposed under applicable Law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Customers or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable Law.

(c) Beginning on or after the Effective Date, each Business Employee who was not a party to an agreement listed on Section 6.12(b) of the CMS Disclosure Schedule and whose employment with CMS (or one of its Subsidiaries) is terminated by Customers (or the applicable Subsidiary) without cause (as determined by Customers in its discretion) within six months following the Effective Time shall be eligible to receive severance benefits in accordance with Section 6.12(c) of the CMS Disclosure Schedule, subject to the terms thereof and any limitations imposed under applicable Law or by any Regulatory Authority.

(d) During the period from the date of this Agreement to the Effective Time, Representatives of CMS and Customers or their Subsidiaries shall review the existing employee benefit plans and programs of CMS, Customers, and their Subsidiaries and work toward developing a package of employee benefit plans and programs that could be implemented or continued by Customers and its Subsidiaries on or after the Effective Date; provided, however, that nothing in this Section 6.12(d) shall obligate Customers or any of its Subsidiaries to make any changes to employee benefit plans and programs. Notwithstanding anything contained herein to the contrary, Customers agrees that for a period of twelve (12) months following the Closing Date (but only so long as they are employed by Customers during such 12 month period), Continuing Employees shall be provided with cash compensation and employee benefits, plans and programs on substantially the same basis as officers and employees as Customers and its Subsidiaries having similar responsibilities and positions. To the extent that as of Closing, the Continuing Employees become participants in a Customers Plan (whether previously existing or created solely for participation by Continuing Employees), for purposes of eligibility to participate and vesting, but not for benefit accrual purposes or for the purposes of providing benefits under defined benefit pension plan, in any such Customer Plan, the Continuing Employees shall be credited with their years of service with CMS and any predecessors thereof to the extent service with Customers and its Subsidiaries and any predecessors thereof is taken into account under such Customers Plan, except where the recognition of such service would result in a duplication of benefits with respect to the same period of service. In addition, no pre-existing condition limitation or exclusion that would not have been applicable under the CMS Plans shall apply to participation and coverage for the Continuing Employees, and Customers shall use its reasonable best efforts to ensure that any amounts previously expended by Continuing Employees and their covered dependents for the current plan year for purposes of satisfying out-of-pocket requirements, deductibles and co-payments under the CMS Plans that are group health plans shall be credited for purposes of satisfying out-of-pocket requirements, deductibles and co-payments, under any Customers Plan that is a group health plan.

(e) Notwithstanding anything in this Section 6.12 to the contrary, (i) nothing in this Agreement shall limit the ability of Customers or its Subsidiaries from revising, amending or terminating any CMS Plan or other employee benefit plan, program or policy from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any CMS Plan, and (iii) no provision of this Section 6.12 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of CMS or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Prior to the Effective Date, CMS shall take all actions that may be requested by Customers with respect to (i) causing one or more of the CMS Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, as requested by Customers, (ii) causing benefit accruals or entitlements under any CMS Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Effective Date of any insurance policy or arrangement relating to any CMS Plan, or (iv) facilitating the merger of any CMS Plan into any employee benefit plan of Customers or any of its Subsidiaries; provided, however, that any such request by Customers shall be made at least sixty (60) days in advance of the Closing Date. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.12 shall be subject to Customers’ prior review and approval. This Agreement shall not be construed to limit the ability of Customers or its Subsidiary to review employee benefits plans and programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(f) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of CMS (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of CMS, or any of their Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. On and after the Effective Date, Customers shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim Indemnification under this Section 6.12(f), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Customers thereof, provided that the failure of any Indemnified Party to so notify Customers shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Customers. Customers’

obligations under this Section 6.12(f) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(g) Customers agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Customers and CMS and any of their Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.12(g) shall be deemed to preclude the liquidation, consolidation or merger of Customers or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of the successor to Customers or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(h) Customers, from and after the Effective Date, will cause the persons who served as directors or officers of CMS on or before the Effective Date to be covered by Customers’ existing directors’ and officers’ liability insurance policy (provided that Customers may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.12(h) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall Customers be required to expend more than 250% of the current amount expended by it (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 250% of the Insurance Amount, then Customers shall cause to be maintained policies of insurance which, in Customers’ good faith determination, provide the maximum coverage available at annual premium equal to 250% of the Insurance Amount. CMS agrees to renew any existing insurance or to purchase any “discovery period” insurance provided for thereunder at Customers’ request.

(i) Customers shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.12.

(j) The provisions of Section 6.12(f), Section 6.12(g), Section 6.12(h) and Section 6.12(i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and Covered Party and their respective heirs and representatives.

Section 6.13. Notification of Certain Matters. Each of Customers and CMS shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

Section 6.14. Governance Matters. Customers will form a Hudson Valley Advisory Board and all members of the Board of Directors of CMS will be eligible to serve on the newly- formed Hudson Valley Advisory Board after the Effective Time.

Section 6.15. Tax Treatment. (i) Each of CMS and Customers agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code, and (ii) each of CMS and Customers agrees to take any action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code.

Section 6.16. No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of CMS and Customers will not do any act or suffer any omission that would cause any of the representations or warranties made in ARTICLE V of this Agreement to become untrue or incorrect in any material respect.

Section 6.17. Consents. Each of CMS and Customers shall use its reasonable best efforts to obtain any required third party consents to the transactions contemplated by this Agreement.

Section 6.18. Insurance Coverage. Each of CMS and Customers shall cause each of the policies of insurance listed in the CMS Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

Section 6.19. Correction of Information. Each of CMS and Customers shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 6.20. Confidentiality. Except for the use of information in connection with the Proxy Statement-Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Customers and CMS, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Merger Registration Statement with the SEC, this Section 6.20 shall not apply to information included in the Proxy Statement-Prospectus. Customers and CMS agree that the Information will be used only for the purpose of completing the transactions contemplated by this

Agreement. Customers and CMS agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Customers or CMS to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Customers and CMS contained in this Section 6.20 shall survive the Closing or termination of this Agreement.

Section 6.21. Certain Policies. Prior to the Effective Time, to the extent permitted by Law, CMS shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Customers, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Customers; provided, however, that CMS shall not be obligated to take any such action pursuant to this Section 6.21 unless and until (i) Customers irrevocably acknowledges to CMS in writing that all conditions to consummate the Parent Merger have been satisfied; and (ii) Customers irrevocably waives in writing any and all rights that it may have to terminate this Agreement.

Section 6.22. Taxes. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.01, CMS shall not, and shall cause each of its Subsidiaries not to: (1) fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include CMS or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Time, (2) make, change or revoke any material election (including any accounting method) in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, (4) fail to maintain the books, accounts and records of CMS or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses, (5) incur any material Tax liability outside of the ordinary course of business, or (6) consent to any extension or waiver of any statute of limitations with respect to any Tax claim.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

Section 7.01. Conditions to Each Party’s Obligation to Effect the Parent Merger. The respective obligation of each of CMS and Customers to consummate the Parent Merger is subject to the fulfillment or written waiver by CMS and Customers prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of CMS’s common stockholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained prior to the Termination Date, unless otherwise extended pursuant to Article VIII, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Customers Board or CMS Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Customers after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Customers Board or CMS Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Customers Common Stock in the Parent Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, CMS shall have received an opinion of Paul Hastings LLP, and Customers shall have received an opinion of Stradley Ronon Stevens & Young, LLP, each reasonably acceptable in form and substance to CMS and Customers, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.01(e), the law firms may require and rely upon customary representations contained in certificates of officers of CMS and Customers and their respective Subsidiaries.

Section 7.02. Conditions to Obligation of CMS. The obligation of CMS to consummate the Parent Merger is also subject to the fulfillment or written waiver by CMS prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Customers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.03(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Customers. CMS shall have received a certificate, dated the Effective Date, signed on behalf of Customers by its President to such effect.

(b) Performance of Obligations of Customers. Customers shall have performed in all material respects all obligations required to be performed by Customers under this Agreement at or prior to the Effective Time, and CMS shall have received a certificate, dated the Effective Date, signed on behalf of Customers by its President to such effect.

Section 7.03. Conditions to Obligation of Customers. The obligation of Customers to consummate the Parent Merger is also subject to the fulfillment or written waiver by Customers prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CMS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date) ; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 6.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on CMS. Customers shall have received a certificate, dated the Effective Date, signed on behalf of CMS by the Chief Executive Officer and the Chief Financial Officer of CMS to such effect.

(b) Performance of Obligations of CMS. CMS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Customers shall have received a certificate, dated the Effective Date, signed on behalf of CMS by the Chief Executive Officer and the Chief Financial Officer of CMS to such effect.

(c) Financial Conditions.

(i) As of the Closing Date (before giving effect to the Merger), CMS and its Subsidiaries shall have, on a consolidated basis, as reflected on the most recent financial statements contained in the CMS SEC Documents, Nonperforming Assets less than or equal to $12,000,000.

(ii) Between the date of this Agreement and the Closing Date, CMS shall provide to Customers copies of all asset quality reporting provided to the CMS Board, including any quarterly internal asset quality reports provided by C.E.I.S. (CMS’ third party loan reviewer), a monthly delinquency list, a monthly list of all other watch list credits, a monthly listing of all Nonperforming Loans, a monthly list of all OREO, a monthly list of all charge-offs and any other asset quality related reporting.

(iii) Between the date of this Agreement and the Closing Date, CMS shall promptly provide to Customers third party appraisals for all loans which become non-accrual or OREO. In the absence of any third party assessment of value or other form of value acceptable to Customers, Customers shall be notified of any such loans where no additional write-downs were recorded.

(iv) CMS shall provide written certification to Customers that CMS has complied, in the normal course of business, with all CMS policies, GAAP and all regulations related to asset quality. Such certification shall be made by CMS (A) immediately following determination of the CMS Valuation, effective as of the date of the CMS Valuation, and (B) on the Closing Date, effective as of the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated, and the Parent Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of CMS and Customers.

(b) Breach. At any time prior to the Effective Time, by CMS or Customers in the event of either: (i) a breach by CMS on the one hand or by Customers on the other hand of any representation or warranty of it contained herein (subject to the matters set forth in each party’s Disclosure Schedule, as applicable), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by CMS on the one hand or by Customers on the other hand of any of its covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Parent Merger under ARTICLE VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, upon written notice given by CMS or Customers, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by April 30, 2013 (“Termination Date”), provided that if (i) the Effective Time has not occurred by such date by reason of non-satisfaction of any condition set forth in Section 7.01(b) and (ii) all other conditions in Article VIII have theretofore been satisfied or are capable of being satisfied, either CMS or Customers may extend the Termination Date until June 30, 2013 upon written notice to the other party prior to April 30, 2013; provided, however, that the right to terminate this Agreement or delay the Termination Date pursuant to this Section 8.01(c) shall not be available to a party if the failure of the Parent Merger then to be consummated arises out of or results from the action or inaction, in breach of the obligation in Section 6.01, of the party seeking to terminate the Agreement or delay the Termination Date. Further, CMS may be entitled to reimbursement of reasonable and document expenses pursuant to Section 8.02(b).

(d) No Approval. Upon written notice given by Customers or CMS in the event: (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority (subject to reimbursement of fees and expenses in accordance with Item 8.02(b) below); (ii) the stockholders of CMS Common Stock fail to adopt this Agreement at the CMS Meeting and approve the Parent Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VII hereof and cannot be met prior to the Termination Date, unless otherwise agreed to by the parties pursuant to Article VIII.

(e) Acceptance of a Superior Proposal. By CMS, upon written notice to Customers, pursuant to Section 6.06(b) and subject to complying with the terms of Section 6.06.

(f) Adverse Action. By Customers, if (i) the CMS Board submits this Agreement (or the plan of merger contained herein) to its stockholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the CMS Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (iii) the CMS Board recommends to its stockholders an Acquisition Proposal other than the Parent Merger.

Section 8.02. Termination Fee.

(a) Payment of Fee by CMS. In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any Person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.01(c) without the approval of the CMS stockholders of this Agreement and the Merger having been obtained or pursuant to Section 8.01(d)(ii) and (z) within one year after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to such Acquisition Proposal shall have been entered into (provided that for purposes of this clause (z) the references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Customers pursuant to Section 8.01(b) (if such termination is based on a material breach of Section 6.02 or Section 6.06) or pursuant to Section 8.01(e) or Section 8.01(f);

then CMS shall pay to Customers a termination fee of $1,000,000 (the “Termination Fee”) (A) in the case of clause (i) above, one Business Day after the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of a termination described in clause (ii) above, one Business Day after the delivery of the written notice of termination required by Section 8.01(b)(ii). In no event shall CMS be required to pay the Termination Fee on more than one occasion.

(b) Reimbursement of CMS’ Expenses by Customers. CMS shall be entitled to reimbursement from Customers of CMS’ reasonable and documented expenses incurred by CMS in connection with pursuing this Agreement, pursuant to either of the following circumstances:

(i) In the event that (A) Customers fails to receive any required approval from a Government Authority prior to April 30, 2013, (B) neither party has elected to extend the Termination Date beyond April 30, 2013 as provided in Section 8.01(c), and (C) the Agreement is terminated by either party pursuant to Section 8.01(c), then CMS shall be entitled to reimbursement by Customers of all of CMS’ reasonable and documented expenses incurred by CMS relating to the transactions contemplated by this Agreement in an amount not to exceed Three Hundred Thousand Dollars ($300,000) within fifteen (15) business days of the Termination Date, except as provided under Section 8.02(b)(ii) below.

(ii) In the event that the term of this Agreement extended beyond April 30, 2013 by either party pursuant to Item 8.01(c), thereafter, CMS shall, upon termination of this Agreement, be entitled to receive reimbursement by Customers of CMS’ reasonable and documented expenses incurred by CMS in connection with pursuing this Agreement in an amount not to exceed Three Hundred Thousand Dollars ($300,000), within fifteen (15) business days of the request for reimbursement, if Customers terminates or abandons this Agreement, other than pursuant to Sections 8.01(b), 8.01(d)(ii) or 8.01(f)(unless due to the breach of a provision of this Agreement by Customers) of this Agreement, or is otherwise unable to obtain the regulatory approvals necessary to consummate the Parent Merger pursuant to the terms of this Agreement.

(iii) The parties hereto agree that this Section 8.02(b) shall survive Termination of this Agreement if Customers fails to receive all required approvals from Government Authorities.

(c) Continuing Liability. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.02(a) or (b) and Section 9.01, or as otherwise set forth in this agreement; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination.

(d) Enforcement of Customers Obligation. Customers acknowledges that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, CMS would not enter into this Agreement. Accordingly, if Customers fails to pay in a timely manner the amounts due pursuant to Section 8.02(b), and, in order to obtain such payment, CMS makes a claim that results in a judgment against Customers for the amounts set forth in Section 8.02(b), Customers shall pay to CMS the reasonable costs and expenses of CMS (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.02(b) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

(e) Enforcement of CMS Obligation. CMS acknowledges that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Customers and Customers Bank would not enter into this Agreement. Accordingly, if CMS fails to pay in a timely manner the amounts due pursuant to Section 8.02(a), and, in order to obtain such payment, Customers makes a claim that results in a judgment against CMS for the amounts set forth in Section 8.02(a), CMS shall pay to Customers the reasonable costs and expenses of Customers (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.02(a) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Survival. The representations and warranties of the parties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate as of the Effective Time and only the agreements and covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

Section 9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be waived by the party benefited by the provision, by an agreement in writing between the parties hereto executed in the same manner as this Agreement. Subject to applicable Law, this Agreement may be amended by the parties hereto, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, at any time before or after approval of the Parent Merger by the stockholders of CMS; provided, however, that after approval of the Parent Merger by the stockholders of the CMS, no amendment to this Agreement may be made which under applicable Law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the stockholders of CMS is required, unless such further stockholder approval is so obtained.

Section 9.03. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

Section 9.04. Expenses. Except as otherwise provided herein, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 9.05. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given upon delivery if personally delivered or telecopied (with confirmation) or on the next business day if mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CMS, to:

CMS Bancorp, Inc.

123 Main Street, White Plains, New York 10601

Attention: John E. Ritacco

Facsimile No: (914) 422 - 2703

With copies to:

Paul Hastings LLP

875 15th Street, N.W.

Washington, DC 20005

Attention: V. Gerard Comizio

Fax: (202) 551-0419

If to Customers, to:

Customers Bancorp, Inc.

1015 Penn Avenue, Suite 103

Wyomissing, PA 19610

Attention: Jay S. Sidhu

Facsimile No: (610) 933 - 6922

With a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: Christopher S. Connell

Facsimile No: (215) 564-8120

Section 9.06. Entire Understanding; No Third-Party Beneficiaries. This Agreement and any ancillary agreements entered into by the parties represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement and any such ancillary agreements supersede any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties and Covered Parties shall be third party beneficiaries of and entitled to enforce Section 6.13.

Section 9.07. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.10. Specific Performance; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

Section 9.11. Assignment. Except to the extent provided in this Agreement, CMS and Customers may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party. Any purported agreement in violation hereof shall be void.

Section 9.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CMS BANCORP, INC.

By:
	Name:	John E. Ritacco
	Title:	President and CEO

CUSTOMERS BANCORP, INC.

By:
	Name:	Jay S. Sidhu
	Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

ARTICLES OF INCORPORATION

OF

CUSTOMERS 1ST BANCORP, INC.

FIRST. The name of the Corporation is Customers 1st Bancorp, Inc.

SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 99 Bridge Street, Phoenixville, PA 19460.

THIRD. The Corporation is being incorporated under the provisions of the Business Corporation Law of 1988, as amended (the “Pennsylvania Business Corporation Law”). The corporation is being organized on a stock share basis. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. A. Authorized Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, divided into three classes consisting of:

(a)	100,000,000 shares of common stock without par value (“Common Stock”);

(b)	100,000,000 shares of Class B Non-Voting Common Stock with the rights, designations, preferences and limitations provided more fully in Sub-Article B of this Article below (“Class B Non-Voting Common Stock”); and

(c)	100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine as provided in Article SIXTH below or as may be permitted by applicable law (“Preferred Stock”).

B. Statement of Designations Applicable to Class B Non-Voting Common Stock.

Section 1. General. The Class B Non-Voting Common Stock shall have the rights, designations, preferences and limitations set forth in this Sub-Article.

Section 2. Ranking. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, holders of Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of Common Stock, after the rights of the holders of preferred stock have been satisfied.

Section 3. Definitions. As used herein with respect to the Class B Non-Voting Common Stock:

“Articles of Incorporation” shall mean these articles of incorporation of the Corporation, as they have been or may hereafter be amended from time to time.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

“Bylaws” means the Bylaws of the Corporation, as they have been or may hereafter be amended from time to time.

“Common Stock” means the voting common stock, par value $1.00 per share, of the Corporation.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“DTC” means The Depository Trust Company and its successors or assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Holder” means the Person in whose name the shares of the Class B Non-Voting Common Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Class B Non-Voting Common Stock for the purpose of making payment and for all other purposes.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Class B Non-Voting Common Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

“Transfer Agent” means the Corporation, acting as Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation. The Corporation may act as its own transfer agent.

Section 4. Dividends and Other Distributions. The holders of the Common Stock and Class B Non-Voting Common Stock shall be entitled to receive an equal amount of dividends per share if, as and when declared from time to time by the Board of Directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Common Stock or Class B Non-Voting Common Stock unless the shares of Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of Common Stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Common Stock shall only be entitled to receive shares of Common Stock.

Section 5. Voting Rights. Except as otherwise required by law, herein or as otherwise provided in any statement of designation for any series of preferred stock, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall be entitled to one vote, and the holders of the Class B Non-Voting Common Stock shall have no voting power, and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of the securities or dissolution, shall require the approval of the Class B Non-Voting Common Stock voting separately as a class.

Section 6. Other Rights, Preferences and Privileges. Except as expressly provided in this Article FIFTH(B), the rights, preferences and privileges of the Common Stock and Class B Non-Voting Common Stock shall be in all respects and for all purposes and in all circumstances absolutely and completely identical.

Section 7. Redemptions. The Class B Non-Voting Common Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Class B Non-Voting Common Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Class B Non-Voting Common Stock.

Section 8. Listing; Registration. In the event the Corporation lists the Common Stock on any national securities exchange or quotation system or registers the Common Stock under the Securities Act, it shall also list the shares of Class B Non-Voting Common Stock at the same time, to the extent such listing or registration is permitted by applicable laws, rules and regulations, and reasonably feasible.

Section 9. Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Registrar and paying agent for the Class B Non-Voting Common Stock shall initially be the Corporation. The Corporation may, in its sole discretion, remove itself or any appointed successor as Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 10. Miscellaneous.

(i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the conversion of shares of Class B Non-Voting Common Stock into shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Non-Voting Common Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(ii) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(iii) The headings of the various subdivisions of this Article FIFTH are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(iv) If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Non-Voting Common Stock and qualifications limitations and restrictions thereof unless so expressed herein.

SIXTH. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to, pursuant to and in accordance with the Section 1522(b) of the Business Corporation Law and any amendment to or restatement of such section, divide the authorized and unissued shares of the Corporation into classes or series, or both, and to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Common Stock, Class B Non-Voting Common Stock or Preferred Stock (or any entire class if none of the shares in such class have been issued), the number of shares constituting any such series or class, and the terms and conditions of the issue thereof.

SEVENTH. Each holder of record of Common Stock, to the extent such Common Stock has voting rights, shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than six (6) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible; subject to the foregoing, the number of Class I, Class II or Class III directors may be changed from time to time by a majority vote of the board of directors. The term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

NINTH. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following —

(a) any merger or consolidation of the Corporation with or into any other organization;

(b) any share exchange in which an organization, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other organization, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions;

— if, in any of the foregoing cases, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other organization, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast.

If any of the transactions identified above in this Article ELEVENTH is with an organization, person or entity that is not the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in the foregoing provisions shall, to the extent permitted by law, be in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Corporation are then entitled to cast, and/or if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by 66-2/3 percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

Notwithstanding any provision of this Article or any other provision of these Articles of Incorporation or the Corporation’s bylaws, a plan of merger or consolidation may be approved and adopted without the approval of the Corporation’s shareholders in those circumstances where the applicable law, rules and regulations permit the plan to be approved by the board of directors without the approval of the shareholders.

TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

THIRTEENTH. The authority to make, amend, alter, change or repeal the Corporation’s bylaws is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Eight of the Corporation’s bylaws relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast.

FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH. The Corporation’s board of directors may amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, ELEVENTH and TWELFTH through FOURTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

SEVENTEENTH. The Control Transactions provisions of Section 2541 of the Business Corporation Law and any amendment to or restatement of such section, shall not be applicable to the Corporation. The Disgorgement By Certain Controlling Shareholders Following Attempt to Acquire Control provisions of Section 2571 of the Business Corporation Law and any amendment to or restatement of such section , shall not be applicable to the Corporation.

NINETEENTH. The name and address, including number and street, if any, of each incorporator is as follows:

Name	Address

Jay S. Sidhu	5 Chardonnay Circle, Mohnton, PA 19540
Richard A. Ehst	1309 East Wyomissing Boulevard, Reading, PA 19611
Thomas Brugger	1142 Lehigh Avenue, Wyomissing, PA 19610

IN TESTIMONY WHEREOF, the Incorporators have signed these Articles of Incorporation this 6th day of April, 2010.

/s/ Jay S. Sidhu	/s/ Richard A. Ehst
Jay S. Sidhu, Incorporator	Richard A. Ehst, Incorporator

/s/ Thomas Brugger
Thomas Brugger, Incorporator

Entity #: 3947063
Date Filed: 12/28/2010
Basil L Merenda
Secretary of the
Commonwealth

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment-Domestic Corporation
(15 Pa.C.S.)

☒ Business Corporation (§ 1915)
☐ Nonprofit Corporation (§ 5915)

Name			Document will be returned to the name and address you enter to the left.
Address			‹
City	State	Zip Code

Fee: $70

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is: Customers 1st Bancorp, Inc.

2.

The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department)

	(a)	Number and Street		City	State
	Zip		County
99 Bridge Street
	Phoenixville		PA	19460	Chester
	(b) Name of Commercial Registered Office			County
Provider c/o

3.	The statute by or under which it was incorporated: Pennsylvania Business Corporation Law of 1988

4.	The date of its incorporation: April 7, 2010

5. Check, and if appropriate complete, one of the following:

☒ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐ The amendment shall be effective on:		at
	Date	Hour

PA009 - 10/09/2006 C T System Online

6. Check one of the following:

☒ The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☐ The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. Check, and if appropriate, complete one of the following:

☒ The amendment adopted by the corporation, set forth in full, is as follows

☐ The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. Check if the amendment restates the Articles: ☐ The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this

20th day of December,

2010.

Customers Bancorp, Inc.
Name of Corporation

Signature

President and Chief Operating Officer
Title

EXHIBIT A

TO

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CUSTOMERS 1st BANCORP, INC.

The Articles of Incorporation of Customers 1st Bancorp, Inc. are hereby amended as follows:

Article FIRST is amended and restated in its entirety to read:

“FIRST. The name of the Corporation is Customers Bancorp, Inc.”

Article SECOND is amended and restated in its entirety to read:

“SECOND. The location and address of the Corporation’s registered office in this Commonwealth is 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania 19610.”

Pennsylvania

DEPARTMENT OF BANKING

MARKET SQUARE PLAZA | 17 N SECOND STREET, SUITE 1300 | HARRISBURG, PA 17101

Ph 717.787.2665 Fx 717.787.8773 w www.banking.state.pa.us

December 21, 2010	717-783-2253

Christopher S. Connell, Esquire

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103-7018

Dear Mr. Connell:

This will advise you that the Pennsylvania Department of Banking (the “Department”) does not object to use of the names “Customers Bank” and “Customers Bancorp, Inc.”

It is understood that the name “Customers Bank” is intended to be used by New Century Bank (the “Bank”), Phoenixville, Pennsylvania for a proposed change in corporate name. Similarly, the name “Customers Bancorp, Inc.” will be utilized in a proposed bank holding company reorganization planned by the Bank. New Century Bank is chartered and supervised by this Department.

Very truly yours,

Joseph A. Moretz Manager Corporate Applications Division

JAM:jsb

cc: William L. Gaunt, Assistant Vice President, Federal Reserve Bank of Philadelphia

EXHIBIT A

TO

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CUSTOMERS BANCORP, INC.

Article FIFTH, paragraph A of the Articles of Incorporation of Customers Bancorp, Inc. is hereby amended and restated in its entirety to read:

FIFTH.	A. Authorized Shares. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares, divided into three classes consisting of:

(a)	100,000,000 shares of common stock, $1.00 par value per share (“Common Stock”);

(b)	100,000,000 shares of Class B Non-Voting Common Stock with the rights, designations, preferences and limitations provided more fully in Sub-Article B of this Article below (“Class B Non-Voting Common Stock”); and

(c)	100,000,000 shares of preferred stock, having such par value, or no par value, as the board of directors shall fix and determine as provided in Article SIXTH below or as may be permitted by applicable law (“Preferred Stock”).

Exhibit B

BYLAWS

OF

CUSTOMERS 1ST BANCORP, INC.

ARTICLE ONE

OFFICES

1.01. Registered Office. The registered office of Customers 1st Bancorp, Inc. (the “Corporation”) shall be located in such place as the Board of Directors may from time to time designate.

1.02. Other Offices. The Corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE TWO

SEAL

2.01. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal, Pennsylvania.”

ARTICLE THREE

SHAREHOLDERS’ MEETINGS

3.01. Place of Meeting. Meetings of shareholders shall be held at any geographic location within or without the Commonwealth of Pennsylvania as shall be fixed from time to time by the Board of Directors. In the absence of such designation, shareholders’ meetings shall be held at the executive office of the Corporation. Shareholders shall not be permitted to participate in any meeting of shareholders by means of conference telephone or the Internet or other electronic communications technology, unless the Board of Directors, by resolution so directs with respect to such meeting. Meetings held by means of the Internet conference or telephone or other electronic communications technology shall not be required to be held at a particular geographic location and shall provide shareholders with the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders and pose questions to the Directors.

3.02. Annual Meeting. The annual meeting of shareholders shall be held on such day each year as may be fixed from time to time by the Board of Directors. At such meetings, Directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted which is within the powers of the shareholders.

3.03. (a) Notice of Meetings. Notice of all meetings of shareholders shall be delivered, personally, by courier service, charges prepaid, by first class, express or bulk mail, postage prepaid, facsimile transmission, e-mail or other electronic communication addressed to the shareholder at his or her postal address, facsimile number, e-mail address or other electronic communication location as it appears on the books of the Corporation or as supplied by such shareholder to the Corporation for the purpose of notice, by or at the direction of the Chief Executive Officer, the Secretary or the officer or persons calling the meeting.

(b) Time of Notice. Notice of any meeting of shareholders shall be delivered not less than ten (10) days, or in the case of bulk mail not less than twenty (20) days, before the date of the meeting, and in accordance with any laws, rules or regulations applicable to the Corporation (collectively referred to herein as “applicable law”). If the notice is sent by mail or courier, such notice shall be deemed to be delivered when deposited in the United States mail or with a courier service for delivery to the shareholder. If the notice is sent by facsimile, e-mail or other electronic communication, such notice shall be deemed to be delivered when sent to the shareholder.

(c) Contents of Notice. Notice of any meeting of shareholders shall state the day, hour and geographic location, if any, of the meeting. The notice shall also state the general nature of the business to be transacted if it is a special meeting.

(d) Notice of Adjourned Meeting. When a shareholders’ meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the new meeting.

3.04. (a) Calling of Special Meetings. Upon request in writing to the Chief Executive Officer, Vice President or Secretary, sent by registered mail or delivered to the officer in person, by any persons entitled to call a special meeting of shareholders, the Secretary of the Corporation shall fix as the date of the meeting a date not less than sixty (60) days after the receipt of the request, and cause notice to be delivered to the shareholders entitled to vote thereat in accordance with Section 3.03 of these Bylaws. Nothing contained in this section shall be construed as limiting, fixing, or affecting the time or date when a meeting of shareholders called by action of the Board of Directors may be held.

(b) Persons Entitled to Call Special Meetings. Special meetings of the shareholders may be called at any time by any of the following: (1) the Board of Directors at a duly called and held meeting of the Board of Directors or upon the unanimous written consent of the members of the Board of Directors; or (2) the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of Directors then in office.

(c) Business of Special Meeting. Business transacted at all special meetings shall be confined to the subjects stated in the notice and matters germane thereto, unless all shareholders entitled to vote are present and shall have otherwise consented.

3.05. (a) Quorum of and Action by Shareholders. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all of shareholders are entitled to cast on a particular matter to be acted upon at a meeting (after giving effect to Article FIFTEENTH or any successor “excess shares” provision, in the Articles of Incorporation of the Corporation), shall constitute a quorum for the purpose of consideration and action on the matter. If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue. If a quorum is present, except in the election of Directors, the affirmative vote of a majority of all votes cast at the meeting shall be the act of the shareholders, unless the vote of a greater or lesser number or the voting by classes is required by these Bylaws, the Articles of Incorporation of the Corporation, the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”) or other applicable law.

(b) Adjournment for Lack or Loss of Quorum. In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the affirmative vote of a majority of all votes cast at the meeting, but no other business may be transacted. Meetings at which Directors are to be elected shall be adjourned only from day to day or for such longer periods not exceeding fifteen (15) days each and those shareholders who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing Directors. The minimum attendance required for purposes of determining a quorum at an adjourned meeting shall be as provided by applicable law.

3.06. (a) Closing Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may provide, or may authorize any officer to provide, that the share transfer books shall be closed for a stated period not to exceed fifty (50) days, in which case written or printed notice thereof shall be mailed at least ten (10) days before the beginning of such period to each shareholder of record at the address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice.

(b) Record Date. In lieu of closing the share transfer books, the Board of Directors may fix in advance, or may authorize any officer to fix, a date as the record date for any such determination of shareholders, such date in any case to be not more than ninety (90) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

(c) Other Determination of Shareholders. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, absent subsequent action by the Board of Directors establishing a different record date, the date fifteen (15) days after the date on which the resolution of the Board of Directors declaring such dividend is adopted, or the date on which the resolutions of the Board of Directors on any other matter is adopted, shall be the record date for such determination of shareholders of record.

(d) Adjourned Meetings. When any determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

3.07. Inspection of Corporate Records. Every shareholder, upon written demand under oath stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books or records of account, and records of the proceedings of the incorporators, shareholders and Directors, and make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand under oath shall be accompanied by a power of attorney or other writing which authorizes the attorney or other agent to so act on behalf of the shareholder. In all cases, the demand under oath shall be directed to the Corporation at its registered office in the Commonwealth of Pennsylvania, at its principal place of business or in care of the person in charge of the actual business office of the Corporation. For purposes of this Section, the Corporation’s principal place of business and its sole actual business office shall be deemed to be the location where the Chief Executive Officer maintains his or her principal office and the person in charge of that office shall be deemed to be the Chief Executive Officer.

3.08. Voting List. The officer or agent having charge of the transfer book for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such a meeting, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open, or otherwise made available in accordance with applicable law, at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share or transfer book or to vote at any meeting of shareholders.

3.09. Voting of Shares. Except as otherwise provided in the Articles of Incorporation of the Corporation or any statement or other instrument establishing the voting rights of any class or series of shares, or any amendment to any of the foregoing, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

3.10. Nominations for Directors. Nominations for the election of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of Directors. Nominations made by the shareholders entitled to vote for the election of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to any meeting of shareholders called for election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice was mailed to shareholders. Notice of nominations, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, and (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee and the earliest date of acquisition of any of such stock. The Chairman of a meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.11. Voting by Ballot. Voting by shareholders in elections for Directors shall be by ballot. No shares shall be voted at any meeting upon which shares an installment is due and unpaid.

3.12. Agenda and Inclusion of Materials in Proxy for Annual Meeting.

(a) Matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the Board of Directors or by any shareholder in accordance with applicable law. Matters proposed for the agenda by shareholders shall be made in accordance with applicable law, by notice in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than forty-five (45) days nor more than one hundred and twenty (120) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders. Notice of matters, which are proposed by the Board of Directors, shall be given by the Chairman of the Board or any other appropriate officer. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting in accordance with applicable law. The Chairman of the meeting of shareholders may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the matter shall be disregarded.

(b) Any shareholder request to include matters in the Corporation’s proxy material for an annual meeting shall be made in accordance with applicable law, and shall be in writing, mailed by first class United States mail, postage prepaid, and received by the Secretary of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and eighty (180) days prior to the one year anniversary of the date materials were mailed to shareholders for the prior year’s annual meeting of shareholders, unless the annual meeting of shareholders is to be held more than thirty days before or after such anniversary date, in which case, such notice must be received by the Secretary of the Corporation within a reasonable time for inclusion in the Corporation’s proxy materials for the annual meeting.

3.13. Proxies and Revocation of Proxies. Every shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for him by proxy. Every proxy shall be executed or authenticated by the shareholder, or by his duly authorized attorney in fact, and filed or transmitted to with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any agreement or any provision to the contrary, but the revocation of a proxy shall not be effective until an executed or authenticated notice thereof shall have been given to the Secretary of the Corporation or its designated agent in writing or by electronic transmission. A telegram, telex, cablegram, datagram, e-mail, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

(1) may, at the discretion of the Secretary, be treated as properly executed or authenticated for purposes of this subsection; and

(2) shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction.

No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, authentication or transmission, unless a longer time is expressly provided therein, but in no event shall a proxy unless coupled with an interest, be voted on after three years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation or its designated agent. A shareholder shall not sell his vote or execute a proxy to any person for any sum of money or any other thing of value. A proxy coupled with an interest shall include an unrevoked proxy in favor of a creditor of a shareholder and such proxy shall be valid so long as the debt owed by the shareholder to the creditor remains unpaid.

3.14. Waiver of Notice. Whenever any notice whatever is required to be given to a shareholder under the provisions of the BCL or under the provisions of the Articles of Incorporation or Bylaws of the Corporation, a waiver thereof in writing signed by the shareholder entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice; however, in the case of special meetings, the business to be transacted and the purpose of the meeting shall be stated in the waiver of notice. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

3.15. (a) Appointment of Judges of Election. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election not be so appointed, the chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one (1) or three (3) in number. If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of all votes entitled to be cast shall determine whether one (1) or three (3) judges are to be appointed. No person who is a candidate for Director shall act as a judge. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting, or at the meeting by the person acting as chairman.

(b) Duties of Judges. The judges of election shall determine the number of shares outstanding and the voting power and rights of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity, and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result, and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability, and as expeditiously as is practical. If there are three (3) judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(c) Report of Judges. On request of the chairman of the meeting, or of any shareholder or his proxy, the judges shall be made a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them.

3.16. Conduct of Meetings. Unless the Board of Directors shall designate another officer or Director of the Corporation to preside and act as the chairman at any regular or special meeting of shareholders, the Chairman of the Board, or in his absence, the Chief Executive Officer shall preside and act as the chairman at any regular or special meeting of shareholders. The chairman of the meeting, consistent with any authority, direction, restriction or limitation given to him by the Board of Directors, shall have any and all powers and authority necessary to conduct an orderly meeting, preserve order and determine any and all procedural matters, including the proper means of obtaining the floor, who shall have the right to address the meeting, the manner in which shareholders will be recognized to speak, imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders, the number of times a shareholder may address the meeting, and the person to whom questions should be addressed. Any actions by the Chairman of the Board or any person acting in his place in adopting rules for, or in conducting, a meeting shall be fair to the shareholders. Rules adopted for use at a meeting which are approved in advance by the Board of Directors, and actions taken by the chairman in conducting the meeting pursuant to such rules shall be deemed to be fair to shareholders. The chairman shall announce at the meeting when the polls close for each matter voted upon. If no announcement is made, the ability to cast a vote will be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies, or votes, nor any revocations or changes thereto, may be accepted. In addition, until the business to be completed at a meeting of shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the Corporation or in his absence, an Assistant Secretary, shall act as Secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary and Assistant Secretary, the chairman of the meeting may appoint another person to act as Secretary of the meeting.

3.17. Action Without Meeting. No action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied.

ARTICLE FOUR

DIRECTORS

4.01. Directors Defined. “Director” means a director of the Corporation, and “Directors,” when used in relation to any power or duty requiring collective action, means “Board of Directors.”

4.02. Powers. The business and affairs of the Corporation and all corporate powers shall be exercised by or under authority of the Board of Directors, subject to any limitation imposed by the BCL, the Articles of Incorporation of the Corporation, or these Bylaws as to action which requires authorization or approval by the shareholders.

4.03. (a) Number and Classes of Directors. The number of Directors of the Corporation shall be not less than six (6) nor more than twenty-five (25), and the Directors shall be divided into classes and be elected for such terms of office, as provided in the Articles of Incorporation of the Corporation.

(b) Qualifications. Directors need not be residents of the Commonwealth of Pennsylvania. Unless waived by a majority of the Directors in accordance with applicable law, a majority of the Directors shall be persons who are not directors, officers, employees, agents or record or beneficial holders of more than 5% of the voting securities of the Corporation or any corporation or other entity which is a record or beneficial holder of 66-2/3% or more of the issued and outstanding shares of any class of capital stock of the Corporation.

4.04. (a) Vacancies. Vacancies in the Board of Directors shall exist in the case of the happening of any of the following events: (i) the death or resignation of any Director; (ii) if at any annual, regular or special meeting of shareholders at which any Director is elected, the shareholders fail to elect the full authorized number of Directors to be voted for at that meeting; (iii) an increase in the number of Directors (up to a maximum of twenty-five (25)) by resolution of the Board of Directors; (iv) the removal of a Director by the affirmative vote of shareholders of the Corporation in accordance with the Articles of Incorporation of the Corporation; or (v) if the Board of Directors declares vacant the office of any Director for such just cause as the Directors may determine or because such Director has not accepted the office of Director within seventy-five (75) days of being notified of his election by either responding in writing or attending any meeting of the Board of Directors.

(b) Filling of Vacancies. Except as provided in the Articles of Incorporation of the Corporation, any vacancy occurring in the Board of Directors shall be filled by a majority of the remaining Directors (even if less than a quorum of the Board) and each person so elected shall be a Director of the same class as his predecessor until his successor is elected by the shareholders.

4.05. Place of Meetings. All meetings of the Board of Directors shall be held at the principal office of the Corporation or at such place within or without the Commonwealth of Pennsylvania as may be designated from time to time by a majority of the Directors, or may be designated in the notice calling the meeting.

4.06. Regular Meetings. Regular meetings of the Board of Directors shall be held, without call or notice, immediately following each annual meeting of the shareholders of the Corporation, and at such other times as the Directors may determine.

4.07. (a) Call of Special Meetings. Special meetings of the Board of Directors of the Corporation may be called by the Chief Executive Officer, Chairman of the Board, President or by one-third of the Directors.

(b) Notice of Special Meetings. Notice of the day, hour, geographic location and purpose of special meetings of the Board of Directors shall be delivered at least five (5) days before the meeting, personally, by courier service, charges prepaid, first class or express mail, postage prepaid, facsimile transmission, e-mail or other electronic communication, to the postal address, facsimile number, e-mail address or other electronic communication location supplied by the Secretary of the Corporation for the purpose of notice. Notice sent by United States mail shall be deemed to have been delivered when deposited in the United States mail or with a courier service. Notice sent by facsimile transmission, e-mail or other electronic communication shall be deemed to have been given when sent.

4.08. Validation of Meetings Defectively Called or Noticed. The transactions of any meeting of the Board of Directors, however called and noticed and wherever held, are as valid as though taken at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Directors not present signs a waiver of notice. All such waivers shall be filed with corporate records or made a part of the minutes of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such a meeting except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

4.09. Quorum. A majority of the number of Directors in office constitutes a quorum of the Board for the transaction of business.

4.10. Majority Action. Every action or decision done or made by a majority of the Directors present at any meeting duly held at which a quorum is present is the act of the Board of Directors. Each Director who is present at a meeting will be conclusively presumed to have assented to the action taken at such meeting unless his dissent to the action is entered in the minutes of the meeting, or, where he is absent from the meeting, his written objection to such action is promptly filed with the Secretary of the Corporation upon learning of the action. Such right to dissent shall not apply to a Director who voted in favor of such action.

4.11. Action by Consent of Board Without Meeting. Any action required by the BCL to be taken at a meeting of the Board of Directors, or any other action which may be taken at a meeting of the Board of Directors or the executive or other committee thereof, may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be, and filed with the Secretary of the Corporation.

4.12. (a) Adjournment. In the absence of a quorum a majority of the Directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board.

(b) Notice of Adjourned Meeting. Notice of the time and place of holding an adjourned meeting, whether the meeting is a regular meeting or special meeting, need not be given to absent Directors if the time and place are fixed at the meeting adjourned.

4.13. Conduct of Meetings. At every meeting of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or in their absence, an officer of the Corporation designated by one of them, or in the absence of such designation, a chairman chosen by a majority of the Directors present, shall preside. The Secretary of the Corporation shall act as Secretary of the Board of Directors. In case the Secretary shall be absent from any meeting, the chairman of the meeting may appoint any person to act as secretary of the meeting.

4.14. Participation at Meeting. One or more Directors may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

4.15. Compensation. The Board of Directors, by the affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all Directors for services to the Corporation as Directors, officers, or otherwise.

ARTICLE FIVE

COMMITTEES

5.01. Authorization. The Board of Directors, by resolution adopted by a majority of the whole Board, may create an Executive Committee, an Audit Committee, a Nominating Committee, a Compensation Committee, and such other permanent or temporary committees as the Board deems necessary for the proper conduct of the business of the Corporation. Each committee shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board and which are not inconsistent with these Bylaws nor applicable law. The creation of any committee and the delegation thereto of authority shall not operate to relieve the Board of Directors of any responsibility imposed on it by law.

5.02. Appointment of Committees. The Chief Executive Officer shall submit to the Board of Directors, at its first meeting after the annual meeting of the shareholders, his or her recommendations for the members of and chairman of each committee. The Board shall then appoint, in accordance with such recommendations or otherwise, the members and a chairman for each committee. If the appointees accept their appointment, they shall serve for one (1) year or until their successors are appointed. The Board of Directors shall have the power to fill any vacancies occurring on any committee and to remove and replace a member of any committee. Unless otherwise provided, a Director may be a member of more than one (1) committee. If the Chief Executive Officer of the Corporation is a member of the Board of Directors, the Chief Executive Officer of the Corporation shall be appointed as a full member of the Executive Committee and, to the extent permitted by applicable law, as an ex-officio, non-voting member of each committee of which he or she is not a full member.

5.03. Conduct of Committees. A majority of the membership of each committee shall constitute a quorum for the transaction of business. Each committee shall meet at such times as the committee may decide or as the Board of Directors may require. Special meetings of committees may be called at any time by its chairman, or by the Chairman of the Board or by the Chief Executive Officer. Except, for its chairman, each committee may appoint a secretary and such other officers as the committee members deem necessary. Each committee shall have the power and authority to obtain from the appropriate officers of the Corporation all information necessary for the conduct of the proper business of the committee. If required by the Board of Directors, minutes of the proceedings shall be submitted to the Board of Directors upon its request.

5.04. Executive Committee. If created by resolution adopted by a majority of the whole Board, the Executive Committee shall meet upon five (5) days’ notice. The Executive Committee shall have and may exercise all the powers of the Board of Directors in the management of the Corporation, except as the Board of Directors may specifically limit by resolution, or except where action by the entire Board of Directors is specifically required by law.

5.05. Audit Committee. If created by resolution adopted by a majority of the whole Board, the Audit Committee shall consist entirely of outside Directors whose emphasis and background shall preferably be in the areas of accounting, finance, or law or who have significant experience with the Corporation or any of its subsidiaries. The object of the Audit Committee shall be to give additional assurance of the integrity of the financial information distributed to the shareholders and the public at large. The Audit Committee shall review the internal audit controls of the Corporation and shall have the authority to cause and supervise such examinations and audits to be made by public accountants of the books and affairs of the Corporation and subsidiary companies as it, in its discretion, deems advisable. The Audit Committee shall also review audit policies, oversee internal audits, review external audits and review any federal or state examination reports. Members of management of the Corporation, whether or not Directors of the Corporation, may be invited by the Audit Committee to attend meetings thereof.

5.06. Nominating Committee. If created by resolution adopted by a majority of the whole Board, the Nominating Committee shall meet at least annually to propose, for consideration by the whole Board, nominees for election as Directors of the Corporation.

ARTICLE SIX

OFFICERS

6.01. Number and Titles. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary, and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, one (1) or more Vice Chairman, one (1) or more Executive Vice Chairman, one (1) or more Executive Vice Presidents or Vice Presidents, one (1) or more Assistant Secretaries, one (1) or more Assistant Treasurers, and such other officers and assistant officers as may be appointed in accordance with the provisions of Section 6.03 of this Article. One person may hold two (2) or more offices. No person shall, however, simultaneously hold the offices of President and Secretary.

6.02. Election. The Board of Directors shall choose, annually, either the President or Chairman of the Board to be the Chief Executive Officer of the Corporation. The other officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 6.03 or Section 6.05 of this Article, shall be chosen annually by the Board of Directors. Each officer of the Corporation shall hold his office until he shall resign or shall be removed or otherwise disqualified to serve, or his successor shall be elected and qualified.

6.03. Subordinate Officers. The Chief Executive Officer may appoint, subject to the power of the Board of Directors to approve or disapprove such appointment, such other officers or agents as he may deem necessary, each of whom shall hold office for such period, have such authority and perform such duties in the management of the property and affairs of the Corporation as may be determined by the Chairman or the President not inconsistent with these Bylaws. The Board of Directors may delegate to any officer or committee the power to appoint any subordinate officers, committees or agents to specify their duty and authority, and to determine their compensation.

6.04. Removal and Resignation. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time giving written notice to the Board of Directors, to the President or to the Secretary of the Corporation. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

6.05. Vacancies. If the office of the Chairman of the Board or the Chief Executive Officer becomes vacant by reason of death, resignation, removal, or otherwise, the Board of Directors shall elect a successor who shall hold office for the unexpired term and until his successor is elected. If any other office becomes vacant by reason of death, resignation, removal or otherwise, the Chief Executive Officer shall appoint a successor who shall hold office for the unexpired term and until his successor is elected or appointed.

6.06. Chairman of the Board. The Chairman of the Board shall perform the duties of the Chief Executive Officer either when he has (i) been chosen as Chief Executive Officer by the Board of Directors or (ii) when the appointed Chief Executive Officer is legally incapable or physically unable to perform the duties of Chief Executive Officer, and shall perform such duties until the Board of Directors appoints a temporary or permanent successor. The Chairman shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the Bylaws.

6.07. Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, the Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Executive of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws. Within this authority and in the course of his duties he shall:

(a) Conduct Meeting. In the absence of the Chairman of the Board, preside at all meetings of the Board of Directors.

(b) Execute Instruments. When authorized by the Board of Directors or required by law, execute in the name of the Corporation, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, debentures, contracts, and other papers and instruments in writing, and unless the Board of Directors shall order otherwise by resolution, make such contracts as the ordinary conduct of the Corporation’s business may require.

(c) Hire and Fire Employees. Appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents, employees, and clerks of the Corporation other than the duly appointed officers, subject to the approval of the Board of Directors, and control, subject to the direction of the Board of Directors, all of the officers, agents, and employees of the Corporation.

(d) Meetings of Other Corporations. Unless otherwise directed by the Board of Directors, attend in person, or by substitute appointed by him, or by proxy executed by him, and vote on behalf of the Corporation at all meetings of the shareholders of any corporation in which the Corporation holds stock.

6.08. President. The President shall perform the duties of Chief Executive Officer either when he has been chosen as Chief Executive Officer or when the Chairman of the Board is absent or unable to perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.09. Vice Chairman. The Vice Chairman shall have such powers and perform such duties from time to time as may be prescribed for him by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.10. Chief Financial Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Executive Officer, and subject to the control of the Board of Directors, the Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation, and shall have the general powers and duties of management usually vested in the office of Chief Financial Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.11. Executive Vice President or Vice President. Except as otherwise provided in these Bylaws with respect to the performance of the duties of Chief Executive Officer, in the absence or disability of the President, the Executive Vice Presidents and Vice Presidents, in order of their rank as fixed by the Board of Directors, or if not ranked, the Executive Vice President or Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Executive Vice Presidents and Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors, the Chief Executive Officer or the Bylaws.

6.12. Secretary. The Secretary shall:

(a) Certify Bylaws. Certify and keep at the registered office or principal place of business of the Corporation the original or a copy of its Bylaws, including all amendments or alterations to date.

(b) Minutes of Meetings. Keep the place where the certified Bylaws or a copy thereof are kept, a record of the proceedings of meetings of its Directors, shareholders, Executive Committee, and other committees, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at Directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof.

(c) Sign or Attest Documents. Sign, certify, or attest such documents as may be required by law for the business of the Corporation.

(d) Notices. See that all notices are duly given in accordance with the provisions of these Bylaws and as required by applicable law. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, notice may given and served by an Assistant Secretary, Treasurer, or by the Chief Executive Officer or Board of Directors.

(e) Custodian of Records and Seals. Be custodian of the records and of the seal of the Corporation and see that it is engraved, lithographed, printed, stamped, impressed upon or affixed to all certificated shares prior to their issuance, and to all documents or instruments the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws, or which otherwise attested to or certified to by the Secretary.

(f) Share Register. Keep at the place where the certified Bylaws or a copy thereof are kept, or at the office of the transfer agent or registrar, a share register or duplicate share register giving the names of shareholders, their respective addresses, and the number of classes of shares held by each. The secretary shall also keep appropriate, complete, and accurate books or records of account at the Corporation’s registered office or its principal place of business.

(g) Reports and Statements. See that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed.

(h) Exhibit Records. Exhibit at all reasonable times to proper persons on such terms as are provided by applicable law on proper application, the Bylaws, the share register, and minutes of proceedings of the shareholders and Directors of the Corporation.

(i) Other Duties. In general, perform all duties incident to the office of Secretary, and such other duties as from time to time may be assigned to him or her by the Board of Directors.

(j) Absence of Secretary. In case of the absence or disability of the Secretary or his or her refusal or neglect to act, the Assistant Secretary, or if there be none, the Treasurer, acting as Assistant Secretary may perform all of the functions of the Secretary. In the absence or inability to act or refusal or neglect to act of the Secretary, the Assistant Secretary and Treasurer, any person thereunto authorized by the Chief Executive Officer or by the Board of Directors may perform the functions of the Secretary.

6.13. Assistant Secretary. At the request of the Secretary or in his or her absence or disability, any Assistant Secretary, shall perform all the duties of the Secretary, and when so acting, he or she shall have all the powers of, and be subject to all restrictions on, the Secretary. The Assistant Secretary shall perform such other duties as from time to time may be assigned to him or her by the Board of Directors or the Secretary.

6.14. Treasurer.

(a) Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chief Financial Officer, the Treasurer shall, subject to the control of the Board of Directors, have the general powers and duties of management usually vested in the office of Treasurer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the Bylaws.

(b) The Treasurer and such other Officers as may be designated by the Board of Directors shall receive, take care of, and be responsible for all moneys, securities, and evidences of indebtedness belonging to the Corporation, deposit the same in the name of the Corporation in such depositories as the Board of Directors shall direct and shall keep a complete record of all receipts and disbursements of the Corporation.

(c) The Treasurer shall sign drafts and such other instruments as may, under these Bylaws or by direction of the Board of Directors, require his official signature, and shall keep a record thereof.

(d) The Treasurer shall perform such other duties as may be required by these Bylaws or by the Chief Executive Officer, Chief Executive Officer or the Board of Directors.

6.15. Assistant Treasurer. At the request of the Treasurer or in his or her absence or disability, the Assistant Treasurer shall perform all the duties of the Treasurer, and when so acting, shall have all the powers of, and be subject to, all the restrictions on the Treasurer. The Assistant Treasurer shall perform such duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Financial Officer, the Chief Executive Officer or the Treasurer.

6.16. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE SEVEN

ISSUANCE AND TRANSFER OF SHARES

7.01. Classes and Series of Shares. The Corporation may issue such shares of stock as are authorized by the Articles of Incorporation of the Corporation. Except as provided in the Articles of Incorporation, if a class is divided into series, all the shares of any one series shall have the same conversion, redemption and other rights, preferences, qualifications, limitations and restrictions.

7.02. Fully Paid Shares. No shares may be issued by the Corporation until the full amount of the consideration for such shares has been paid. When such consideration has been paid to the Corporation, the shares shall be issued to the shareholder in uncertificated form or in certificated form if the shareholder requests physical certificates representing such shares.

7.03. Certificated and Uncertificated Shares Authorized. As authorized in the Corporation’s Articles of Incorporation, any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Shares shall be issued in certificated form if a shareholder requests physical certificates representing such shareholder’s shares. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated and certificated shares of the same class and series shall be identical.

7.04. Consideration for Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property actually received, tangible or intangible, or in labor done for the Corporation. Future services shall not constitute payment, or part-payment, for shares of the Corporation.

7.05. Information Regarding Shares.

(a) Form of Certificates. Certificated shares shall be of such form and style, printed or otherwise, as the Board of Directors may designate, and each certificate shall state all of the following facts:

(i)	That the Corporation is organized under the laws of the Commonwealth of Pennsylvania.

(ii)	The name of the registered holder of the shares represented by the certificate.

(iii)	The number and class of shares and the designation of the series, if any, which such certificate represents.

(b) Shares in Classes or Series. If the Corporation is authorized to issue shares of more than one class or series, each certificated share shall set forth, either on the face or back of the certificate, a full or summary statement of all of the designations, voting rights, preferences, limitations, and relative rights of the shares of each class or series authorized to be issued and, if the Corporation is authorized to issue any preferred or special class in series, the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations, and relative rights of the classes and series of shares of the Corporation. The full or summary statement required by this paragraph (b) to be on the face or back of the certificated share or in the written notice required by paragraph (d) of this Section with respect to uncertificated shares, may be omitted from the certificate or written notice, as the case may be, if it is written on the face or back of such certificate or written notice that such statement, in full, will be furnished by the Corporation to any shareholder upon request and without charge.

(c) Restriction on Transfer. Any restrictions imposed by the Corporation on the sale or other disposition of its shares and on the transfer thereof must be noted conspicuously on each certificated share, or on a written notice given as required by paragraph (d) of this Section in the case of each uncertificated share, to which the restriction applies.

(d) Notice of Rights for Uncertificated Shares. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered holder of such shares, a written notice containing the information required to be set forth on certificated shares as set forth in paragraphs (a), (b) and (c) of this Section.

7.06. Signing Certificates — Facsimile Signatures. All certificated shares shall be signed by such officers as the Board of Directors may determine from time to time, or, in the absence of such any determination, by the Chief Executive Officer or a Vice President and by either the Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, and shall be sealed with the corporate seal, or a facsimile of the seal of the Corporation. If a certificated share is countersigned by a transfer agent or registrar, any other signatures or countersignatures on the certificate may be facsimiles. In case any officer of the Corporation or any officer or employee of the transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificated share ceases to be an officer of the Corporation, or an officer or employee of the transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if the officer of the Corporation, or the officer or employee of the transfer agent or registrar, had not ceased to be such at the date of its issue.

7.07. (a) Transfer of Shares. Transfer of certificated or uncertificated shares shall be made on the books of the Corporation upon surrender of the shares therefor, and, in the case of certificated shares, endorsed by the person named in the certificate or by his attorney, lawfully constituted in writing. No transfer shall be made which is inconsistent with applicable law.

(b) Transfer of Lost or Destroyed Shares. Where a certificated shares has been lost, apparently destroyed, or wrongfully taken and the owner fails to notify the Corporation of that fact within a reasonable time after he has notice of it, and the Corporation registers a transfer of the share(s) represented by the certificate before receiving such notification, the owner is precluded from asserting against the Corporation any claim for registering the transfer or any claim to new certificated or uncertificated shares representing such lost, destroyed or wrongfully taken shares.

(c) Replacement of Lost or Destroyed Certificates. Where the holder of certificated shares claims that the certificate has been lost, destroyed, or wrongfully taken, the Corporation shall issue new shares in uncertificated form, unless the holder requests certificated shares, in place of the original certificate if the owner: (i) so requests before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (ii) files with the Corporation a sufficient indemnity bond; and (iii) satisfies any other reasonable requirements imposed by the Board of Directors.

(d) Transfer After Replacement. If, after the issue of new certificated or uncertificated shares as a replacement for a lost, destroyed, or wrongfully taken certificated shares, a bona fide purchaser of the original certificate presents it for registration of transfer, the Corporation must register the transfer unless registration would result in over-issue. In addition to any rights on the indemnity bond, the Corporation may recover the new certificated or uncertificated shares from the person to whom such shares were issued or any person taking under him except a bona fide purchaser.

7.08. Transfer Agents and Registrars. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, each of which shall be an incorporated bank or trust company, either domestic or foreign, either independent or a subsidiary of the Corporation, which shall be appointed at such times and places as the requirements of the Corporation may necessitate and the Board of Directors may designate.

7.09. Conditions of Transfer. A person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof as regards the Corporation, provided that whenever any transfer of shares shall be made for collateral security, and written notice thereof shall be given to the Secretary of the Corporation or its transfer agent, if any, such fact shall be stated in the entry of the transfer. When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the Corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificated or uncertificated shares therefor, may require from the person seeking the transfer reasonable proof of his right to the transfer. If there remains a reasonable doubt of the right to the transfer, the Corporation may refuse a transfer unless the person gives adequate security or a bond of indemnity executed by a corporate surety or by two (2) individual sureties satisfactory to the Corporation as to form, amount and responsibility of sureties. The bond shall be conditioned to protect the Corporation, its officers, transfer agents, and registrars, and any of them against any loss, damage, expense, or other liability (including attorneys’ fees) to the owner of the shares by reason of the recordation of the transfer or the issuance of new shares.

ARTICLE EIGHT

LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

8.01. Limitation of Liability. To the fullest extent permitted by the provisions of Subchapter B of Chapter 17 of the BCL (15 Pa. C.S. 1711 et seq.) and any amendment to or restatement of such provisions, other applicable provisions of the BCL and any other applicable law, a Director (including a member of any advisory board) of the Corporation shall not be personally liable to the Corporation, its shareholders or others for monetary damages for any action taken or any failure to take any action unless the Director has breached or failed to perform the duties of his or her office, as set forth in the applicable law, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Article Eight shall not apply with respect to the responsibility or liability of a Director (including a member of any advisory board) under any criminal statute or the liability of a Director (including a member of any advisory board) for the payment of taxes pursuant to local, state or federal law.

8.02. (a) Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director (including a member of any advisory board), officer, employee or agent of the Corporation, any one or more bank subsidiaries of the Corporation (individually and collectively, the “Bank”), or any other direct or indirect subsidiary of the Corporation or the Bank designated by the Board of Directors or is or was serving at the request of the Corporation as a Director (including a member of any advisory board), officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the fullest extent authorized or permitted by the laws of the Commonwealth of Pennsylvania.

(b) Advance of Expenses. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of (i) an undertaking by or on behalf of the Director (including a member of any advisory board), officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eight and (ii) if requested at the discretion of the Board of Directors, adequate security or a bond to cover any such amounts for which it is ultimately determined that he or she is not entitled to such indemnity.

(c) Indemnification not Exclusive. The indemnification and advancement of expenses provided by this Article Eight shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested Directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a Director (including a member of any advisory board), officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(d) Insurance, Contracts, Security. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, and may create a fund of any nature (which may, but need not, be under the control of a trustee) for the benefit of any person and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article Eight or otherwise, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Eight.

8.03. Effective Date. The limitation of liability provided in Section 8.01 of this Article Eight and the right to indemnification provided in Section 8.02 of this Article Eight shall apply to any action or failure to take any action occurring on or after the formation of the Corporation.

8.04. Amendment, Etc. Notwithstanding anything herein contained to the contrary, this Article Eight may not be amended or repealed, and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 66-2/3% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 80% of the votes which all shareholders of the Corporation are then entitled to cast, except that, if the BCL is amended or any other statute is enacted or amended so as to decrease the exposure of Directors (including a member of any advisory board) to liability or increase the indemnification rights available to Directors (including a member of any advisory board), officers, employees, agents or others, then this Article Eight and any other provisions of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of the shareholders or Directors, to reflect such reduced exposure or increased indemnification rights, unless such legislation expressly requires otherwise. Any repeal or modification of this Article Eight by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Director (including a member of any advisory board) of the Corporation or any right to indemnification from the Corporation with respect to any action or failure to take any action occurring prior to the time of such repeal or modification.

ARTICLE NINE

SEVERABILITY

9.01. If a final judicial determination is made or an order is issued by a court or government regulatory agency having jurisdiction that any provision of these Bylaws is unreasonable or otherwise unenforceable, such provisions shall not be rendered void, but shall be deemed amended to apply to the maximum extent as such court or government regulatory agency may determine or indicate to be reasonable. If, for any reason, any provision of these Bylaws shall be held invalid, such invalidity shall not affect any other provision of these Bylaws not held so invalid, and each such other provision shall, to the full extent permitted by law, continue in full force and effect. If any provision of these Bylaws shall be held invalid in part, such invalidity shall in no way affect the remainder of such provisions, and the remainder of such provisions, together with all other provisions of these Bylaws shall, to the full extent permitted by law, continue in full force and effect.

ARTICLE TEN

AMENDMENTS

10.01. Except and only to the extent otherwise expressly provided in these Bylaws, the Articles of Incorporation of the Corporation, the BCL or other applicable law, the authority to make, amend, alter, change, or repeal these Bylaws is hereby expressly and solely granted to and vested in the Board of Directors of the Corporation, subject always to the power of shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3% of the votes that all shareholders are entitled to cast thereon.

EXHIBIT C

VOTING AND LOCK-UP AGREEMENT

This VOTING AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August     , 2012 by and among Customers Bancorp, Inc., a Pennsylvania corporation (the “Customers”), and the person whose name appears on the signature page hereto as a Stockholder (the “Stockholder”) of the CMS Bancorp, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement (as defined below), shall have the respective meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Customers and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to the Merger;

WHEREAS, the Stockholder is the beneficial owner of such number of shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), set forth on the signature page hereto, and such options, warrants or other rights to acquire such number of shares of Company Common Stock, if any, as set forth on the signature page hereto; and

WHEREAS, as a material inducement and a condition to Customers entering into the Merger Agreement, Customers has requested that the Stockholder agree, and the Stockholder has agreed (in the Stockholder’s capacity as such), for the benefit of Customers, to enter into this Agreement to facilitate the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Customers, and the Stockholder hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement:

“Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the Effective Time, or (c) the occurrence of a Material Adverse Amendment.

“Material Adverse Amendment” means an amendment to the Merger Agreement that (i) materially and adversely affects the Stockholder and (ii) has been approved by the Company’s Board of Directors.

“Shares” means (a) all equity securities of the Company (including all shares of Company Common Stock, and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by the Stockholder as of the date of this Agreement and (b) all additional equity securities of the Company (including all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

“Voting Period” means the period commencing on the date of this Agreement and continuing until the Expiration Date.

2. Representations and Warranties of Stockholder. The Stockholder represents and warrants to Customers as follows:

(a) The Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, provided, however, that for the purposes of this Agreement, such term shall include any Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. The

Stockholder has sole voting power and sole dispositive power with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable federal securities laws and the terms of this Agreement). Such Shares constitute all of the Shares beneficially owned by the Stockholder. The Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements (“Encumbrances”), except for any such Encumbrances arising hereunder and Encumbrances applicable to all securityholders alike, such as the restrictions upon resale imposed by the Securities Act.

(b) The Stockholder has the legal capacity, power and authority, as applicable, to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due execution and delivery of this Agreement by Customers) constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles. The execution, delivery and performance of this Agreement by the Stockholder will not violate or conflict with any agreement, arrangement or understanding or court order or decree to which the Stockholder is a party or is subject or to which any of the Shares are subject, including, without limitation, any voting agreement or voting trust.

(c) Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or body or any other Person is required to be made or obtained by the Stockholder for the execution of this Agreement by the Stockholder, compliance by the Stockholder with the provisions hereof or performance of the Stockholder’s obligations hereunder.

(d) If the Stockholder is married and the Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e) The Stockholder understands and acknowledges that Customers is entering into the Merger Agreement in reliance upon the Stockholder’s concurrent execution and delivery of this Agreement, including Customers’ reliance on the Stockholder’s representations and warranties contained herein.

3. Representations and Warranties of Customers. Customers hereby represents and warrants as follows:

(a) Customers has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Customers and constitutes a valid and binding agreement of Customers, enforceable against Customers in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Except for any applicable filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or body or any other Person is required to be made or obtained by Customers for the execution of this Agreement by Customers, compliance by Customers with the provisions hereof or performance of Customers’ obligations hereunder.

4. Voting Agreement.

(a) The Stockholder hereby irrevocably and unconditionally agrees that, during the Voting Period, the Stockholder shall (i) appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, properly called, or otherwise cause the Shares then beneficially owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or provide a written consent with respect to all Shares (or will cause all Shares to be voted, or cause a written consent to be provided with respect to all Shares) (A) in favor of adoption and approval of the Merger Agreement and approval of the Merger, (B) against any action, proposal, transaction or agreement that would result, or could reasonably be expected to result, in any material respect in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (C) against any proposal made in opposition to, or in competition with, consummation of the Merger and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal (collectively, the matters described herein, the “Voting Matters”). In all matters other than the Voting Matters, the Shares shall be voted by and in the manner determined by the Stockholder in the Stockholder’s discretion.

(b) Notwithstanding any other provision of this Agreement, if the Stockholder is a director or officer of the Company, it is expressly understood and agreed that this Agreement shall not limit or restrict any actions taken by the Stockholder in his or her capacity as a director or officer of the Company either (i) pursuant to Applicable Law (including, without limitation, such person’s fiduciary duties) or (ii) in exercising the Company’s rights or fulfilling the Company’s obligations under the Merger Agreement (to the extent permitted or required by the Merger Agreement).

5. Grant of Irrevocable Proxy. By executing this Agreement, the Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints each of Jay S. Sidhu and Thomas R. Brugger of Customers, as the sole and exclusive attorneys and proxies of the undersigned Shareholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned Shareholder is entitled to do so) with respect to the Shares in accordance with the terms of this Agreement (which is referred to herein as the “Proxy”).

The Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant this Agreement. The Proxy is granted in consideration of Customers’ agreement to merge with the Company pursuant the Merger, and in such merger the Stockholder will be entitled to receive a portion of the Merger Consideration (as defined in the Agreement and Plan of Merger).

The Stockholder, at Customers’ request, will take such further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy and the Stockholder hereby revokes any proxy previously granted with respect to the Shares in connection with any of the Voting Matters. Customers may, in its sole discretion, inform the Stockholder that it does not intend to utilize the Proxy and in such case, the Stockholder shall appear and vote the Shares or provide written consent as provided in Section 5 hereof and the Proxy shall be of no force or effect; provided, however, that if the Stockholder shall fail to appear and vote the Shares or provide written consent as provided in Section 5 hereof, the Proxy shall immediately become effective and exercisable by Customers according to its terms.

The Shares beneficially owned by the Stockholder as of the date of this Agreement are listed on the signature page hereto, along with the number(s) of the stock certificate(s) representing such Shares (to the extent such number is readily available as of the date hereof). Except as otherwise provided herein, upon the Stockholder’s execution of this Agreement, granting the Proxy, any and all prior proxies given by the undersigned Shareholder with respect to any Shares are hereby revoked and terminated, and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior during the Voting Period, to act as the Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned Shareholder with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting, all as set forth in this Agreement.

The attorneys and proxies named above may not exercise the Proxy on any matter other than the Voting Matters. The Stockholder may vote the Shares on all other matters. Any obligation of Stockholder herein shall be binding upon the successors and assigns of Stockholder.

The Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date

6. No Solicitation. The Stockholder shall, and shall cause its affiliates that it controls and its and its controlled affiliates’ respective directors, officers, employees, investment bankers, attorneys, financial and other advisors or other representatives not to, directly or indirectly, (i) solicit, initiate, encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Customers or any designees of Customers) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Customers), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of this provision), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an acquisition transaction, otherwise than pursuant to the terms of the Merger Agreement, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Stockholder and any Person (other than Customers). The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons (other than Customers and its affiliates and representatives) conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 6 by the Stockholder or any representatives of the Stockholder shall be deemed to be a breach of this Section 6 by the Stockholder. The Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

7. No Transfers During Voting Period. The Stockholder agrees that during the Voting Period, except as expressly contemplated by the terms of this Agreement, such Stockholder shall not, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger, testamentary disposition, interspousal disposition pursuant to spousal domestic relations proceedings or otherwise, or otherwise by operation of law) (collectively, “Transfer”) any of the Shares, or enter into any contract, option or other agreement to Transfer any of the Shares, or otherwise cause or permit the Transfer of any Shares, (ii) grant any proxies or powers of attorney or enter into any voting trust or other similar agreements or arrangements with respect to any Shares; (iii) request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. The Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Customers may require the Company to issue and the Company may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this

Agreement, the Stockholder may surrender shares in connection with “cashless” or net exercise provisions of Company options to the extent necessary to effect exercises thereof (including the payment of any taxes required to be withheld and paid with respect to such exercises).

8. Acquisition of Additional Shares.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Stockholder shall promptly notify Customers of the number of any additional shares of Company Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate the Stockholder to exercise any option, warrant or other right to acquire Shares.

(b) In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Customers any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10. Disclosure. The Stockholder hereby agrees to permit Customers to publish and disclose in the Merger Registration Statement and the Proxy Statement-Prospectus (including all documents and schedules filed with the SEC), in any press release or other disclosure document which Customers reasonably determines to be necessary or desirable in connection with the Merger and any transactions related thereto and in any other filing made by Customers with the SEC, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement and the requirements of Applicable Law, subject to Customers using its reasonable best efforts to consult with the Stockholder and giving the Stockholder the right to review and comment upon any such disclosure. In addition, the Stockholder will cooperate with Customers in connection with the filing of any Schedule 13D or amendment thereto that Customers reasonably determines is required under the Exchange Act in connection with this Agreement.

11. Consent and Waiver. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which the Stockholder is a party. Without limiting the generality of or effect of the foregoing, the Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the actions of the Board of Directors of the Company in approving and recommending the Merger, the consummation of the Merger and the other transactions contemplated by the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith.

12. Confidentiality. The Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person (except to affiliates and to its attorneys and financial and other advisors) until Customers has publicly disclosed the Merger. Neither the Stockholder, nor any of the Stockholder’s affiliates shall issue or publish or cause to be issued or published any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or other transactions contemplated thereby.

13. Termination. This Agreement shall automatically terminate (without requirement of further action or notice) on the Expiration Date.

14. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(b) Any failure of the Stockholder, on the one hand, or Customers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Customers (with respect to any failure by the Stockholder) or the Stockholder (with respect to any failure by Customers), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14(b).

(c) All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

if to the Stockholder, at the address set forth on the signature page, with a copy to the address provided thereto (if blank no such copy shall be required).

if to Customers, to:

Customers Bancorp, Inc.

1015 Penn Avenue, Suite 103

Wyomissing, PA 19610

Attention: Jay S. Sidhu

Facsimile No: (            )              -

With a copy to:

Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103

Attention: Christopher S. Connell

Facsimile No: (215) 564-8120

(d) Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of Customers and its and their successors and permitted assigns and shall be binding upon the Stockholder and the Stockholder’s heirs, successors and assigns by will or by the laws of descent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

(e) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal Law are applicable).

(f) EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION

OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

(g) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

(j) The section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word “including” shall be deemed to mean “including without limitation.”

(k) This Agreement, including the Proxy being granted herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

(l) The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part in accordance with the terms and conditions of this Agreement to facilitate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(m) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(n) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o) Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

(p) From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed this Voting and Lock-up Agreement, as of the date first above written.

CUSTOMERS BANCORP, INC.

By:

Name:	Jay S. Sidhu
Title:	Chairman and Chief Executive Officer

STOCKHOLDER

Print Name:

STOCKHOLDER’S SPOUSE
(if applicable)

Print Name:

Shares Beneficially Owned:

•	Number of outstanding shares of Company Common Stock Beneficially Owned:

•	Certificate numbers for outstanding shares of Company Common Stock Beneficially Owned:

•	Number of shares of Company Common Stock Beneficially Owned subject to outstanding options:

•	Number of shares of Company Common Stock Beneficially Owned subject to outstanding warrants:

•	Number of shares of Company Common Stock Beneficially Owned subject to other rights to acquire such shares:

[Signature Page to Voting and Lock-up Agreement]